Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

API TECHNOLOGIES CORP.,

ERIE MERGER CORP.

and

SPECTRUM CONTROL, INC.

March 28, 2011

TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2011, is by and among API Technologies Corp., a Delaware corporation (“Parent”), Erie Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Spectrum Control, Inc., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has unanimously (a) determined that the Merger is advisable, fair and in the best interests of the Company and the Shareholders, (b) adopted and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (c) recommended that the Shareholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub have each adopted and approved this Agreement, the Merger and the transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following terms used in this Agreement shall have the following meanings or the meanings set forth in the corresponding Sections or subsections of this Agreement:

“401(k) Plan” shall have the meaning set forth in Section 6.08(d).

“Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that (a) are no less favorable to the Company than those contained in the Confidentiality Agreement and (b) allow for the disclosure of the identity of any Excluded Party as set forth in Section 6.10(b).

“Acquisition Proposal” means any inquiry, proposal or offer (including any proposal from or to the Shareholders from any Person or group (other than Parent or its Affiliates) relating to (a) the direct or indirect acquisition by any Person or group in any single transaction or series of related transactions of (x) shares of Company Common Stock that, together with any other shares of Company Common Stock beneficially owned by such Person or group, would equal 20% or more of the outstanding shares of Company Common Stock, or (y) any other equity securities of the Company or any Company Subsidiary; (b) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning, directly or indirectly, (i) shares of Company Common Stock that, together with any other shares of Company Common Stock beneficially owned by such Person or group, would equal 20% or more of the outstanding shares of Company Common Stock or (ii) any other equity securities of the Company or any Company Subsidiary; (c) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction that would result in any Person acquiring 20% or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of the Company Subsidiaries) by any Person or group; (d) any other transaction that would result in a Person or group acquiring 20% or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of the Company Subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company Subsidiary or otherwise); or (e) any combination of the foregoing.

“Action” means any litigation, suit, claim, charge, action, hearing, proceeding, arbitration or mediation.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Articles of Merger” shall have the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.15.

“Business Day” means each day other than a Saturday, Sunday or any other day when commercial banks in New York, New York are authorized or required by Law to close

“Capitalization Date” shall have the meaning set forth in Section 4.02(a).

“Certificate” shall have the meaning set forth in Section 3.02(a).

“Claim” means any threatened, asserted, pending or completed Action, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, inquiry or investigation arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request of the Company or any Company Subsidiary.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 6.10(e).

“Company Articles” shall have the meaning set forth in Section 4.01(d).

“Company Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Company Board” shall have the meaning set forth in Section 3.01(d)(ii).

“Company Bylaws” shall have the meaning set forth in Section 4.01(d).

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Contracts” shall have the meaning set forth in Section 4.14(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 4.20(m)(iii).

“Company Leased Facilities” shall have the meaning set forth in Section 4.17(c).

“Company Leases” shall have the meaning set forth in Section 4.17(d).

“Company Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change or effect (each, an “Effect”) that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to, or has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the Company’s ability to timely consummate the Merger; provided, that with respect to clause (a) above, “Company Material Adverse Effect” shall not include any Effect to the extent arising or resulting from (i) any change, in and of itself, in the market price or trading volume of the Company Common Stock (but not, in each case, the underlying cause of such change); (ii) any failure, in and of itself, by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (but not, in each case, the underlying cause of such failure); (iii) any change in federal, state, non-U.S. or local Law, regulations, policies or procedures, or interpretations thereof; (iv) any change in GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or the Company Subsidiaries operate; (v) changes generally affecting the industries in which the Company or the Company Subsidiaries operate; (vi) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy; (vii) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane, earthquake or other natural disaster; (viii) any litigation brought by any Shareholder arising from allegations of a breach of fiduciary duty or similar obligations in connection with the transactions contemplated hereby; or (ix) the announcement or pendency of this Agreement or any action expressly required to be taken in compliance with this Agreement or otherwise with the written consent of Parent, except to the extent that such Effects relate to or arise in connection with the matters described in (A) clauses (iii) and (v) above disproportionately affect the electronic components and systems manufacturing industry as compared to other companies that conduct business in the electronics or manufacturing industries and (B) clauses (iv), (vi) and (vii) above disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company and the Company Subsidiaries conduct business.

“Company Owned Facilities” shall have the meaning set forth in Section 4.17(a).

“Company Products” means all products and services of the Company and the Company Subsidiaries that are currently offered commercially.

“Company Recommendation” shall have the meaning set forth in Section 6.06.

“Company Recommendation Change” shall have the meaning set forth in Section 6.10(e).

“Company Representatives” shall have the meaning set forth in Section 6.10(a).

“Company Required Vote” shall have the meaning set forth in Section 4.03(a).

“Company SEC Reports” shall have the meaning set forth in Section 4.05(a).

“Company Shareholder Meeting” shall have the meaning set forth in Section 6.06.

“Company Software Product” shall have the meaning set forth in Section 4.20(o).

“Company Stock Option” means each option to purchase a share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Company Stock Plans” shall have the meaning set forth in Section 4.02(a).

“Company Subsidiary” shall have the meaning set forth in Section 4.01(b).

“Company Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.01(a).

“Contaminants” shall have the meaning set for in Section 4.20(q).

“Continuing Employees” shall have the meaning set forth in Section 6.08(a).

“Contract” means any contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, permit, concession, franchise, option, warranty, insurance policy, benefits plan, guarantee and any similar undertaking, commitment, pledge or binding understanding, in each case, whether written, oral, express or implied, together with all amendments, supplements and modifications thereto.

“Copyleft Open Source” means Software that is generally available in source code form and that is distributed under a license that, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (d) purports to require a licensee to make one’s modifications, derivatives, and enhancements of such licensed Software available to distributees or others in designated circumstances under the terms of such copyleft open source license.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all rights with respect to Works of Authorship and all registrations thereof and applications therefor.

“Credit Agreement” means that certain Credit Agreement, dated December 12, 2005, by and among the Company, the guarantors party thereto, the banks party thereto, PNC Bank, National Association, as agent, and PNC Capital Markets, Inc., as lead arranger, as amended on September 21, 2010.

“Databases” means databases, data compilations and collections and technical data, including “data” as defined in the Federal Acquisition Regulations and Defense Federal Acquisition Regulation Supplement.

“Deal Expenses” shall have the meaning set forth in Section 8.02(c).

“Debt Financing” means the debt financing contemplated by the Debt Financing Commitments, including any alternative debt financing from alternative sources that is procured, obtained or otherwise arranged or facilitated by Parent or Merger Sub for any reason (whether such alternative debt financing is subject to any commitment letter or other agreement, or otherwise) in order to consummate the transactions contemplated by this Agreement.

“Debt Financing Commitments” means (a) the executed commitment letters, dated as of the date hereof, by and among Parent, Merger Sub and the other parties party thereto (as the same may be modified, amended or replaced) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing set forth therein, and (b) any executed commitment letter or other agreement (as the same may be modified, amended or replaced) with respect to any alternative debt financing from alternative sources that is procured, obtained or otherwise arranged or facilitated by Parent or Merger Sub for any reason in order to consummate the transactions contemplated by this Agreement.

“Domain Names” means domain names, uniform resource locators and other locators associated with the Internet.

“DOS” means the Pennsylvania Department of State.

“Effect” shall have the meaning set forth in this Section 1.01.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Electronic Delivery” shall have the meaning set forth in Section 9.12.

“Employee IP Agreement” shall have the meaning set forth in Section 4.20(g).

“Employee Retained IP” shall have the meaning set forth in Section 4.20(g).

“Environmental Law” means any Law or other legal requirement, as now or hereafter in effect, regulating Hazardous Substances or any activity involving a Hazardous Substance, protecting or relating in any way to the protection of human health or safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the European Union’s Directives on the Restriction of Hazardous Substances (RoHS), Waste Electrical and Electronic Equipment (WEEE) and similar product stewardship Laws, as each has been or may be amended, and the regulations promulgated pursuant thereto.

“Environmental Permits” shall have the meaning set forth in Section 4.19(a).

“Excluded Party End Date” shall have the meaning set forth in Section 6.10(b).

“ERISA” shall have the meaning set forth in Section 4.11(a).

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.02(a).

“Excluded Party” shall mean any Person (other than Parent and its Affiliates) or group (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 90% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company Board has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date.

“Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to Section 6.09(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

“Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation or order governing (a) imports, exports, re-exports or transfers of products, services, software or technologies from or to the United States or another country; (b) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated by this Agreement.

“Financing Sources Related Parties” shall have the meaning set forth in Section 6.16(f).

“Foreign Merger Control Laws” shall have the meaning set forth in Section 4.04.

“Foreign Officials” shall have the meaning set forth in Section 4.22.

“Foreign Plans” shall have the meaning set forth in Section 4.11(l).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means (a) any Contract bidded on, solicited or entered into by or on behalf of the Company or any Company Subsidiary with a Governmental Entity, or (b) any Contract or subcontract bidded on, solicited or entered into by or on behalf of the Company or any Company Subsidiary that, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Governmental Entity” shall mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, entity or body (including public universities and hospitals), department, board, instrumentality, agency or commission, or any court, tribunal or judicial body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), any arbitrator or arbitral body or self regulatory organization of competent jurisdiction.

“Governmental Official” shall mean (a) any person, elected to a position in, appointed to a position with, or otherwise employed by any Governmental Entity; (b) any person acting for or on behalf of a Governmental Entity; (c) any candidate for political office; or (d) any political party or official thereof.

“Hazardous Substance” means (a) any hazardous, toxic, radioactive or dangerous waste, substance, material, or waste defined as such in (or for the purposes of) any Environmental Law, and (b) any other substance, material or waste regulated as a danger to life, the environment, or reproduction, including PCBs, asbestos, petroleum, radon, and urea formaldehyde and all substances listed as a hazardous substances or a hazardous waste pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 6901 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as the same have been or will be amended, and the regulations promulgated pursuant to such Laws, but excluding office and janitorial supplies properly and safely maintained.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person under derivatives Contracts; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) for all net obligations under interest rate swap agreements, all obligations of such Person for any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates; (f) all obligations of such Person under capital leases, (g) all obligations of the type referred to in clauses (a) through (f) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Parties” shall have the meaning set forth in Section 6.09(a).

“Intellectual Property” means any and all (a) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier and other information and materials; (c) customer, vendor, and distributor lists, contact and registration information, and correspondence; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Works of Authorship; (f) Databases; (g) Trademarks; (h) Domain Names; and (i) Trade Secrets.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (a) Patents; (b) Copyrights; (c) industrial design rights and registrations thereof and applications therefor; (d) rights with respect to Trademarks and all registrations thereof and applications therefor; (e) rights with respect to Domain Names, including registrations thereof and applications therefor; (f) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (g) rights with respect to Databases, including registrations thereof and applications therefor.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the persons set forth on Section 1.01 of the Company Disclosure Schedule and (b), with respect to Parent, the actual knowledge of Parent’s executive officers.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, treaty, or decree of any country, union of nations, territory, domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, court, or any other Governmental Entity.

“Liability” means any liability, Indebtedness, obligation or commitment of any kind, nature, or character (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Liens” means any lien, encumbrance, security interest, charge, pledge, mortgage, deed of trust, claim, lease, option, right of first refusal, easement, servitude or transfer restriction.

“Merger” shall have the meaning set forth in Section 2.01.

“Merger Consideration” shall have the meaning set forth in Section 3.01(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Mississippi Loan” means the Loan Agreement among the Mississippi Business Finance Corporation, BancorpSouth Bank and the Company dated December 1, 2000 and the loan documents related thereto, including that certain Irrevocable Direct Pay Letter of Credit No. S235352NWP dated December 13, 2000 by PNC Bank, National Association in favor of BancorpSouth Bank, as amended.

“No-Shop Period Start Date” shall have the meaning set forth in Section 6.10(a).

“Notice Period” shall have the meaning set forth in Section 6.10(f).

“Open Source” means Software and similar subject matter that is generally available in source code form and that is distributed under a license that, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof). Open Source Software includes Software and similar subject matter distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as open source licenses under the Open Source Definition of the Open Source Initiative.

“Option Consideration” shall have the meaning set forth in Section 3.01(d)(i).

“Optionholder” shall have the meaning set forth in Section 3.01(d)(i).

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person consistent with past practice.

“OSHA” means the Occupational Safety and Health Administration.

“Other Filings” shall have the meaning set forth in Section 6.05(a).

“Outside Termination Date” shall have the meaning set forth in Section 8.01(b)(iii).

“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that the Company or any Company Subsidiary owns or purports to own.

“Owned Copyrights” means any and all Copyrights in the Owned Company Intellectual Property.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in a timely manner or otherwise prevent or materially delay Parent or Merger Sub from performing any of its obligations under this Agreement.

“Parent Plans” shall have the meaning set forth in Section 6.08(a).

“Patents” means any and all U.S. and foreign patent rights, including all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (d) all foreign counterparts of any of the foregoing.

“Paying Agent” shall have the meaning set forth in Section 3.02(a).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Permits” shall have the meaning set forth in Section 4.12(b).

“Permitted Liens” means (a) Liens disclosed in Section 4.17 of the Company Disclosure Schedule; (b) Liens for current Taxes not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet, and other standard exceptions commonly found in title policies in the jurisdiction where the property is located; (c) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations; (d) Liens imposed by Laws with respect to real property and improvements, including zoning regulations; or (e) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the Ordinary Course of Business for payments that are not yet delinquent.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Proxy Statement” shall have the meaning set forth in Section 4.04.

“Registered Company Intellectual Property” means (a) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property that are registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary; and (b) any other applications and registrations by Company or any Company Subsidiary (or otherwise by or in the name of Company or any Company Subsidiary) with respect to any Owned Company Intellectual Property.

“Required Information” shall have the meaning set forth in Section 6.16(a)(iii).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.05(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shareholder” means the holders of Company Common Stock.

“Software” means both object code and source code.

“Superior Proposal” means a written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%), which proposal (A) was not the result of a breach of Section 6.10 and (B) (1) the definitive agreement for which is not subject to a financing contingency and (2) that the Company Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel, and taking into consideration all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the Person or group making the Acquisition Proposal)), as well as the impact of the Acquisition Proposal on the Company’s employees, suppliers, customers and creditors and the communities in which the Company is located, that (a) is more favorable to the Company and the Shareholders than the Merger (taking into consideration (i) any adjustment to the terms and conditions of such Acquisition Proposal and the conditionality and the timing and likelihood of consummation of such Acquisition Proposal, and (ii) any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise), and (b) if consummated, would result in a transaction that is more favorable to the Shareholders from a financial point of view than the transaction contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Systems” shall have the meaning set forth in Section 4.24(a).

“Takeover Statute” means any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover Law.

“Taxes” means (a) any and all U.S. federal, state, local, and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement); and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Return” shall mean any return, report, estimate, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Trade Secrets” means confidential and proprietary information and materials not generally known to the public that are trade secrets under applicable Law.

“Trademarks” means trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing.

“UBS” shall have the meaning set forth in Section 4.07.

“Undesignated Stock” shall have the meaning set forth in Section 4.02(a).

“Voting Debt” shall have the meaning set forth in Section 4.02(d).

“Works of Authorship” means Software, websites, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, writings, designs, mask works, and other copyrightable subject matter.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the PBCL.

Section 2.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions on the Closing Date), unless this Agreement has been previously terminated in accordance with its terms or another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, unless another place is agreed to in writing by the parties hereto.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file the articles of merger in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the PBCL (the “Articles of Merger”), with the DOS and (b) duly make all other filings and recordings required by the PBCL to effectuate the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the DOS or at such subsequent time or date as Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

Section 2.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable provisions of the PBCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.05 Articles of Incorporation and Bylaws.

(a) Except as otherwise determined by Parent prior to the Effective Time (but subject to the requirements of Section 6.09), at the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (until thereafter amended or as provided by applicable Law), except that Article I of the articles of incorporation of the Surviving Corporation will be amended to read as follows: “The name of the corporation is Spectrum Control, Inc.”

(b) Except as otherwise determined by Parent prior to the Effective Time (but subject to the requirements of Section 6.09), at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (until thereafter amended or as provided by applicable Law), except that the name of the corporation reflected therein shall be changed to “Spectrum Control, Inc.”

Section 2.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and such officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Parent and Merger Sub Owned Company Common Stock; Treasury Stock. Each share of Company Common Stock that, immediately prior to the Effective time, is owned by (i) Parent, Merger Sub or any other subsidiary of Parent or (ii) by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (not including, however, those shares of Company Common Stock cancelled pursuant to Section 3.01(a)) shall be converted into and become the right to receive an amount in cash, without interest, equal to $20.00 (the “Merger Consideration”). All shares of Company Common Stock that have been converted in the Merger into the right to receive the Merger Consideration shall be automatically cancelled and shall cease to exist, and the holders of Certificates that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration in accordance with Section 3.02 of this Agreement.

(c) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. From and after the Effective Time, all certificates representing the common shares of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Stock Options.

(i) Parent shall not assume any Company Stock Options in connection with the Merger. As of the Effective Time, each Company Stock Option shall be accelerated in full so that it becomes fully vested as of the Effective Time and shall without any action on the part of any holder of any Company Stock Option (each, an “Optionholder”) be cancelled and the Optionholder will receive from the Surviving Corporation as soon as reasonably practicable (but in any event not less than two Business Days) following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option and (B) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (such payment, the “Option Consideration”). For the avoidance of doubt, each Company Stock Option with an exercise price at or above the Merger Consideration shall be cancelled without any right to receive any consideration therefor.

(ii) The Board of Directors of the Company (the “Company Board”) or a committee thereof shall make such amendments and adjustments to, make such determinations with respect to, and cause to be taken such actions with respect to, the Company Stock Options as are necessary to implement the provisions of this Section 3.01. Prior to the Closing Date, the Company shall obtain written consent to the treatment of the Company Stock Options as provided by this Section 3.01(d) from each Optionholder.

Section 3.02 Payment Procedures.

(a) Payment of Merger Consideration. At or after the Effective Time, Parent shall (i) deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) in a separate fund (the “Exchange Fund”), for the benefit of the holders of certificates or evidence of shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock (each, a “Certificate”), an amount in cash sufficient to pay the aggregate Merger Consideration, and (ii) instruct the Paying Agent to pay the Merger Consideration in accordance with this Agreement. The Merger Consideration deposited with the Paying Agent pursuant to this Section 3.02 shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investment or any payment of earnings from any such investment shall not modify Parent’s obligation to pay the Merger Consideration pursuant to this Section 3.02(a). Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable as directed by Parent. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.01, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payments. The Paying Agent shall cause the Exchange Fund to be (A) held for the benefit of the holders of shares of Company Common Stock and (B) applied promptly to making the payments provided for in Section 3.01(b). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) No Further Ownership Rights in Company Common Stock; Transfer Books. The Merger Consideration paid by the Paying Agent in accordance with the terms of this

Section 3.02 upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in Section 3.03.

(c) Payment of Option Consideration. Promptly following (but in no event less than two Business Days after) the Effective Time, Parent shall deposit, or cause to be deposited with the Surviving Corporation cash in an aggregate amount, together with any cash in the Company’s bank accounts immediately prior to the Closing, equal to the aggregate Option Consideration payable to all Optionholders pursuant to Section 3.01(d). The Option Consideration shall be paid by the Company through its payroll system (to the extent practicable), or if not practicable checks for such payment shall be drawn by the Surviving Corporation and sent by overnight courier to the holder’s last address on the Company’s records, in each case, as soon as reasonably practicable after the Effective Time.

Section 3.03 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 3.01(b)).

(b) If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent in advance of any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Parent and the Paying Agent that such Tax has been paid or is not payable.

(c) Any portion of the Exchange Fund that remains unclaimed by the Shareholders for six months after the Effective Time shall be paid, at the request of Parent, to Parent. Any Shareholder who has not theretofore complied with this Section 3.03 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable in respect of each share of Company Common Stock held by such Person at the Effective Time as determined pursuant to this Agreement, without interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Surviving Corporation, the Paying Agent, Merger Sub or any other Person shall be liable to any former Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by former holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 3.04 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent, the Surviving Corporation or the Paying Agent, (a) Parent, the Surviving Corporation or the Paying Agent will promptly pay such withheld amounts to the appropriate taxing authority, and (b) such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Shareholder or Optionholder in respect of whom such deduction and withholding were made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.05 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in reasonable detail in (and reasonably apparent from) any Company SEC Report filed with the SEC between December 1, 2009 and the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date of this Agreement and excluding any disclosure set forth therein under the heading “Risk Factors” (other than factual information contained therein), any disclosures in any section related to forward-looking statements to the extent that they are primarily predictive, cautionary or forward looking in nature (other than factual information contained therein), or any statements in Management’s Discussion and Analysis) or (b) in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates, provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section, and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule contains a true, complete and correct list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing and in good standing would not have a Company Material Adverse Effect.

(c) The minute books of the Company and each Company Subsidiary contain true, complete and correct records in all material respects (except as redacted therein) of all meetings and other material corporate actions held or taken since December 1, 2007 of their respective shareholders, members, partners or other equity holders and boards of directors or other governing bodies (including committees of their respective boards of directors or other governing bodies) through the date hereof. All such minute books of the Company have been made available to Parent.

(d) The Company has made available to Parent true, complete and correct copies of the articles of incorporation, as amended to the date hereof (the “Company Articles”), and the bylaws, as amended to the date hereof (the “Company Bylaws”), of the Company and the equivalent organizational documents, each as amended the date hereof, of each Company Subsidiary. The Company Articles, the Company Bylaws, and such organizational documents of the Company Subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or any Company Subsidiary have been commenced. The Company is not in violation of any provision of the Company Articles or the Company Bylaws, and no Company Subsidiary is in violation of any of the provisions of its organizational documents.

Section 4.02 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 undesignated shares (the “Undesignated Stock”). As of the close of business on March 23, 2011 (the “Capitalization Date”), there were (i) 13,139,845 shares of Company Common Stock outstanding, (ii) 691,438 shares of Company Common Stock subject to Company Stock Options, and (iii) no shares of Undesignated Stock outstanding. All of the issued and outstanding shares of Company Common Stock have been (and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable) duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 4.02(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, conversion rights, stock appreciation rights, “phantom” stock, stock units, claims, rights of first refusal, rights (including preemptive rights) arrangements or agreements of any character relating to the Company Common Stock or any other issued or unissued equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company Common Stock or any other issued or unissued equity securities of the Company (including any rights plan or agreement). Since the Capitalization Date through the date of this Agreement, the Company has not (A) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of Company Stock Options granted prior to the Capitalization Date or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Plans, or (B) issued or awarded any Company Stock Options, restricted shares, restricted units or other equity-based awards under the Company Stock Plans or otherwise.

(b) Section 4.02(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the name of each holder of a Company Stock Option, the vesting schedule of each such Company Stock Option, together with the grant date, exercise price and the aggregate number of shares of Company Common Stock issuable upon the exercise of each such Company Stock Option, in each case, whether or not granted under the Company Stock Plans, that was outstanding as of the Capitalization Date. Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of Company Stock Options granted prior to such date and disclosed on Section 4.02(a) of the Company Disclosure Schedule or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options or other equity-based awards under the Company Stock Plans or otherwise.

(c) Section 4.02(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock of each Company Subsidiary. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person (other than the Company Subsidiaries). The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each Company Subsidiary free and clear of any Liens (other than Permitted Liens), and all of such shares or interests are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any Company Subsidiary.

(d) No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company or any Company Subsidiary may vote (collectively, “Voting Debt”) are issued or outstanding.

Section 4.03 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Shareholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) recommended that the Shareholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Shareholders at the Company Shareholder Meeting. Except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by all holders of Company Common Stock (the “Company Required Vote”), no other corporate proceedings on the part of the Company or its Shareholders are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate or conflict with any provision of the Company Articles or Company Bylaws or any of the organizations documents of any Company Subsidiary, or (ii) assuming that all of the consents, approvals and filings referred to in Section 4.04 are duly obtained or made, (A) violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, Permit, decree or injunction applicable to the Company, any Company Subsidiary or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of, any securities, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Lien, license, lease, Contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events that would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.04 Consents and Approvals. No consents or approvals of, or filings or registrations with, or notifications to any Governmental Entity or any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (a) any notices required to be filed under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction (“Foreign Merger Control Laws”), (b) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholder Meeting (the “Proxy Statement”) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (c) any filings required by the rules and regulations of the Nasdaq Stock Market, (d) the filing of the Articles of Merger with the DOS in accordance with the PBCL, (e) any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of the Export and Import Approvals or any Permit or novation relating to a Government Contract held by the Company or any Company Subsidiary, and (f) any other consents or approvals of, or filings or registrations with, or notifications to any Governmental Entity or third party the failure of which to make or obtain would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect, or (B) reasonably be expected to result in a Company Material Adverse Effect.

Section 4.05 SEC Filings; Other Reports.

(a) The Company has filed or furnished, as applicable, all reports, proxy statements, registration statements, prospectuses, forms, schedules and documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since December 1, 2007 (all such reports, proxy statements, registration statements, prospectuses, forms,

Schedules and documents (including all exhibits, schedules and annexes thereto), the “Company SEC Reports”). Each Company SEC Report complied as of its filing date in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the published rules and regulations of the SEC thereunder (the “Sarbanes-Oxley Act”), as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any reports, proxy statements, registration statements, prospectuses, forms, schedules or documents (including any exhibits, schedules and annexes thereto) with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no unresolved comments from the SEC with respect to any of the Company SEC Reports.

(b) The Company and each Company Subsidiary has timely filed all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 1, 2007 with any Governmental Entity (other than the SEC) and the applicable listing and corporate governance rules of Nasdaq Stock Market and has paid all fees and assessments due and payable in connection therewith. Neither the Company nor any of its executive officers has received any unresolved notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such reports, forms, registrations or statements.

Section 4.06 Financial Statements.

(a) The consolidated financial statements of the Company and the Company Subsidiaries filed in, furnished with or incorporated by reference into the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and such financial statements have been prepared in accordance with GAAP as in effect for the periods or at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto, and no such adjustments would reasonably be expected to result in a Company Material Adverse Effect. The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) The Company and each Company Subsidiary has established and maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act) and internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the Company’s financial statements. Neither the Company, any Company Subsidiary, the Company Board or any employee of the Company or any Company Subsidiary nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standards No. 2, as in effect on the date of this Agreement) in the design or operation of the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) or in the system of internal accounting controls utilized by the Company and the Company Subsidiaries; (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements, the internal controls over financial reporting or the internal accounting controls utilized by the Company and the Company Subsidiaries; or (C) any claim or allegation regarding any of the foregoing.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (including any arrangement described in Section 303(a)(4) of Regulation S-K promulgated under the Exchange Act)) where the purpose or effect of such arrangement is to avoid disclosure in the Company’s financial statements of any material transaction involving the Company or any Company Subsidiary.

(e) Since December 1, 2007, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. Since December 1, 2007, no current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof.

(f) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.07 Broker’s Fees. Except for the Company’s engagement of UBS Securities LLC (“UBS”), neither the Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.08 Absence of Certain Changes or Events.

(a) Since November 30, 2010, no Effect has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as contemplated by this Agreement or permitted pursuant to Section 6.03, since November 30, 2010, (i) the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, and (ii) there has not occurred any action that would constitute a breach of Section 6.03 if such action were to occur or be taken after the date of this Agreement.

Section 4.09 Legal Proceedings. Except as set forth on Section 4.09 of the Company Disclosure Schedule, there is (a) no Action pending and (b) no inquiry or investigation that is pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any property or asset of the Company or any Company Subsidiary that would reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened, challenging the validity of this Agreement or the transactions contemplated hereby. Neither the Company or any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would prevent or materially delay consummation of the Merger or that would reasonably be expected to result in a Company Material Adverse Effect. There are not currently pending any internal investigations or inquiries conducted by the Company, the Company Board (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance involving the Company, any of the Company Subsidiaries or any of their respective directors, officers or employees. There is no material Action that the Company or any Company Subsidiary intends to initiate against any Person.

Section 4.10 Taxes.

(a) Each of the Company and the Company Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, (B) timely paid in full all material amounts of Taxes due and owing (whether or not shown on any Tax Return), and (C) made adequate provision in its financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(b) No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which deficiencies have not since been resolved.

(c) There are no material Liens for Taxes upon any of the assets of the Company or the Company Subsidiaries except for statutory liens for current Taxes not yet due, or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest financial statements in accordance with GAAP.

(d) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an “affiliated group” (other than, with respect to the Company, a group the common parent of which is the Company) filing an affiliated, consolidated, combined or unitary Tax Return, or (ii) has any liability for Taxes of any Person (other than, with respect to the Company, the Company Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes).

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in (i) any distribution occurring during the last 2 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(h) Neither the Company nor any Company Subsidiary (i) has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired; (ii) is a party to any Tax allocation or sharing agreement; (iii) has engaged in any reportable transaction described in Treasury Regulation section 1.6011-4(b) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation section 1.6011-4(b)(2); or (iv) has received written notice from a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary do not file Tax Returns claiming that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(i) Neither the Company nor any Company Subsidiary (i) that is organized under the laws of any state of the United States has, or has ever had, a permanent establishment in any jurisdiction other than in the United States, and (ii) that is organized under the laws of any other jurisdiction has, or has ever had, a permanent establishment in any jurisdiction other than in the jurisdiction in which it is organized.

(j) No audit or other examination of any material Tax Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.

(k) The Company has made available to Parent copies of all material U.S. Tax Returns for the Company and each applicable Company Subsidiary filed for all periods beginning January 1, 2007 or later.

(l) Neither the Company nor any Company Subsidiary is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including any stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, retiree medical or life insurance, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or could have any material obligation (collectively, the “Company Benefit Plans”).

(b) The Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions of each Company Benefit Plan, or a written description of the terms of any Company Benefit Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or U.S. Department of Labor relating to any material compliance issues in respect of any Company Benefit Plan; and (vi) with respect to each Foreign Plan, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter reference under clause (ii) above issued by a Governmental Entity relating to the satisfaction of Laws necessary to obtain the most favorable Tax treatment.

(c) No Company Benefit Plan (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that is reasonably likely to materially and adversely affect the qualified status of such Company Benefit Plans.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Law, including the applicable provisions of ERISA and the Code.

(f) There are no suits, Actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(g) Neither the Company nor any Company Subsidiary is a party to any Contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to imposition of any excise Tax or the payment of any amount that would not be deductible by reason of Section 280G of the Code. Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional subsequent events) (i) result in any payment of severance or other compensation becoming due to any current or former employee or independent contractor, (ii) increase any benefits under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Company Benefit Plan.

(h) Except as set forth on Section 4.11(h) of the Company Disclosure Schedule, the Company is not party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any agreement that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in material compliance with Section 409A of the Code. No Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has been issued with an exercise price less than the fair market value of the underlying equity as of the date that such option or right was granted; (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right; (iii) has been granted after December 31, 2004, with respect to any class of capital stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code); or (iv) has failed to be properly accounted for in accordance with GAAP in the Company’s financial statements.

(i) None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Company Subsidiary or any Company Benefit Plan or for which the Company or any Company Subsidiary has any indemnification obligation.

(j) All material required contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been timely made, accrued or reserved for.

(k) All individuals providing services to the Company or any Company Subsidiary who are classified as independent contractors have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other applicable Laws, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(l) With respect to each Company Benefit Plan that is maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”):

(i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) to the Knowledge of the Company, (A) the fair market value of the assets of each funded Foreign Plan and the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and (B) no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) to the Knowledge of the Company, each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.

Section 4.12 Compliance with Applicable Law; Permits.

(a) None of the Company or any Company Subsidiary is in violation of, or has violated, any provisions of any applicable Law or requirements of any Governmental Entity, except for any such violations that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Entity required for each of the Company or the Company Subsidiaries to own, lease and operate its respective assets and properties or to carry on its respective business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect. No revocation, suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and there have not occurred any defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any of the Permits (with or without notice, the lapse of time or both), except where the revocation, suspension or cancellation of any of, or defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of, the Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has, since December 1, 2007, received any written notice that is not fully resolved from any Governmental Entity alleging that it is not in compliance in all material respects with any Permit. All Permits are in full force and effect in all material respects and, since December 1, 2007, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity asserting that the Company or any Company Subsidiary is not in compliance with any Law or material Permit.

(c) Notwithstanding anything to the contrary contained in this Section 4.12, no representation or warranty shall be deemed to be made in this Section 4.12 in respect of environmental, Tax, employee benefits, labor or anti-corruption or export control Law matters, each of which matters is addressed by other sections of this Agreement.

Section 4.13 Customers and Suppliers. Section 4.13 of the Company Disclosure Schedule sets forth the top 15 suppliers (based on expenditures for the 12 months ended November 30, 2010) of products or services to the Company and the Company Subsidiaries and the top 15 customers and distributors of the Company and the Company Subsidiaries (based on revenues during the 12 months ended November 30, 2010). Since December 1, 2010, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice from any customer, supplier or distributor to the effect that any customer, supplier or distributor (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary in a manner that is reasonably expected to result in a Company Material Adverse Effect, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any Company Subsidiary in any manner that is reasonably expected to result in a Company Material Adverse Effect.

Section 4.14 Certain Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the following respective types of Contracts to which the Company or any Company Subsidiary is a party (such Contracts as are required to be set forth on Section 4.14(a) of the Company Disclosure Schedule being the “Company Contracts”):

(i) each Contract that involved consideration of more than $250,000, in the aggregate, during the 12 months ended November 30, 2010, and that cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days’ notice other than purchase orders for the sale or purchase of goods or services entered into in the Ordinary Course of Business;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts except any such Contract that cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days’ notice;

(iii) (A) all written employment Contracts of those employees and managers and that receive from the Company or any Company Subsidiary annual compensation (including base salary, commissions, and annual or other periodic or project bonuses) in excess of $100,000, and (B) all consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $100,000;

(iv) all Contracts involving the payment of royalties or other amounts payable by the Company or a Company Subsidiary calculated based upon the revenues or income of the Company or a Company Subsidiary or income or revenues related to any product of the Company or a Company Subsidiary (other than Contracts involving compensation in connection with the sale and distribution of any product of the Company or a Company Subsidiary entered into in the Ordinary Course of Business);

(v) which is a Company Lease or a mortgage or deed of trust secured by a Company Owned Facility or a Company Leased Facility;

(vi) which is a Company Intellectual Property Agreement;

(vii) all Government Contracts (it being understood that, solely for purposes of Section 4.14(a)(vii) of the Company Disclosure Schedule, only the Contracts pursuant to clause (a) of the definition of Government Contract will be listed thereon, but that for all other purposes of this Agreement (including the definition of Company Contracts), the term Government Contracts shall have the meaning set forth in Section 1.01);

(viii) all Contracts involving joint ventures;

(ix) all Contracts that grant to a third party any right of first refusal or first offer or similar right or that limit, or purport to limit, the ability of the Company or any Company Subsidiary or, upon the consummation of the Merger and the transactions contemplated hereby, Parent or any of its subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(x) all Contracts or arrangements that result in any Person holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi) any Contract providing for continuing indemnification, contribution or any guaranty other than any customer Contract providing for indemnification, contribution or guaranty entered into in connection with the distribution, sale or license of products in the Ordinary Course of Business;

(xii) any executory Contract (A) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets for consideration in excess of $250,000, or (B) pursuant to which the Company or any Company Subsidiary will acquire or dispose of any equity interests of themselves or any interest in any other Person or other business enterprise;

(xiii) for any customer, supplier or distributor required to be specified in Section 4.12(b) of the Company Disclosure Schedule, all Contracts with such customers, suppliers or distributors other than purchase orders for goods or services entered into in the Ordinary Course of Business;

(xiv) all Contracts that would obligate the Company or any Company Subsidiary to make any payment in connection with the Merger or this Agreement;

(xv) any Contract that is a collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary;

(xvi) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(xvii) any Contract to which the Company or any Company Subsidiary is a party entered into in the last three years in connection with the settlement or other resolution of any actual or threatened Action;

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act);

(xix) any Contract with any shareholder, director, officer or affiliate of the Company or any of the Company Subsidiaries;

(xx) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness; and

(xxi) all other Contracts, whether or not made in the Ordinary Course of Business, the termination, absence or breach of which would be reasonably expected to have a material adverse effect on any division or business unit of the Company or any Company Product or otherwise would reasonably be expected to result in a Company Material Adverse Effect.

(b) Each Company Contract is a valid and binding agreement and is in full force and effect, is valid and enforceable against the Company and, to the Knowledge of the Company, is valid and binding on the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity. Neither the Company nor any Company Subsidiary, as applicable, (i) is in default under any Company Contract or (ii) has committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under any Company Contract except, in each case, with respect to the foregoing clauses (i) and (ii) as would not reasonably be expected to result in a Company Material Adverse Effect. Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Contract. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute a default, give rise to cancellation rights or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Contract, except in each case (x) for any such default, right of cancellation or other adverse effect that would not be material to the business of the Company and the Company Subsidiaries, taken as a whole and (y) for any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of the Export and Import Approvals or any Permit or novation relating to a Government Contract held by the Company or any Company Subsidiary. None of the Company Contracts has been cancelled by the other party. The Company has made available to Parent true, complete and correct copies of all Company Contracts.

Section 4.15 Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities of a type required by GAAP to be reflected in a consolidated balance sheet of the Company other than Liabilities (a) reflected or otherwise reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2010 (the “Balance Sheet”), (b) incurred after November 30, 2010 in the Ordinary Course of Business, (c) incurred pursuant to the negotiation, execution and delivery of this Agreement, or (d) that would not reasonably be expected to result in a Company Material Adverse Effect. Section 4.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company or any Company Subsidiary in excess of $100,000.

Section 4.16 Takeover Statues. No Takeover Statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the transactions contemplated by this Agreement. The Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” (as such term is used in the PBCL) with the Company as a result of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Shareholders or the Company Board.

Section 4.17 Title to Property.

(a) Real Property. Except as set forth on Section 4.17(a) of Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any real property. Section 4.17(a) of the Company Disclosure Schedule sets forth a list of all real property currently owned by the Company or any Company Subsidiary (the “Company Owned Facilities”), the size of each site, the uses of each site and all Liens (other than Permitted Liens) on each site. The Company or one of the Company Subsidiaries has fee title to each Company Owned Facility, free and clear of any Liens other than Permitted Liens. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) thereunder, or materially impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of any party thereunder, or give to others any rights of termination, amendment, acceleration or cancellation thereunder, or otherwise adversely affect the continued use and possession of the Company Owned Facilities for the conduct of business of the Company and the Company Subsidiaries as presently conducted.

(b) Personal Property. The Company and the Company Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title would not reasonably be expected to result in a Company Material Adverse Effect. With respect to personal property used in the business of the Company and the Company Subsidiaries which is leased rather than owned, neither the Company nor any Company Subsidiary is in default under the terms of any such lease the loss of which would reasonably be expected to result in a Company Material Adverse Effect.

(c) Leased Property. Section 4.17(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property currently leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or Company Subsidiary (the “Company Leased Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Lease is valid and binding in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity), in full force and effect, and there is not under any Company Lease any existing default by the Company or any Company Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default; and (ii) the Company or one of the Company Subsidiaries quietly enjoys the premises provided for in each Company Lease.

(d) Company Facilities. The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Leased Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Leases or otherwise adversely affect the continued use and possession of the Company Leased Facilities for the conduct of business of the Company and the Company Subsidiaries as presently conducted.

Section 4.18 Insurance.

(a) All insurance policies maintained by the Company or any Company Subsidiary as of the date of this Agreement are set forth on Section 4.18(a) of the Company Disclosure Schedule.

(b) The Company and the Company Subsidiaries are insured by insurers against such losses and risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance) except, in each case, as would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each Company Subsidiary are in compliance with their insurance policies and are not in default under any of the terms thereof except, in each case, as would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof). All premiums and other payments due under any such policy have been paid.

Section 4.19 Environmental Matters. Except in each case as would not reasonably be expected to result in a Company Material Adverse Effect:

(a) The operations of the Company and the Company Subsidiaries, and the activities, products, transport and sale of products, and assets of the Company and the Company Subsidiaries, are in compliance in all respects with applicable Environmental Laws, which compliance includes obtaining, maintaining and compliance with any franchises, grants, authorizations, permits, leases, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Entity required for the conduct of its respective business as presently and planned to be conducted under applicable Environmental Laws (“Environmental Permits”).

(b) The Company and the Company Subsidiaries are not subject to any pending, or to the Knowledge of the Company, threatened claim alleging that the Company or the Company Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law or otherwise with respect to any Hazardous Substance.

(c) There are no pending or, to the Knowledge of the Company, threatened investigations of the activities of the Company or the Company Subsidiaries involving Hazardous Substances by any Governmental Entity.

(d) Except as would not be reasonably expected to result in a Liability of the Company or any Company Subsidiary, no amount of any Hazardous Substance is present in, on or under any property (including any Company Owned Facility or Company Leased Facility), including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(e) Neither the Company nor any Company Subsidiary has (i) exposed its employees or other persons to Hazardous Substance in violation of any Law so as to create any liability for the Company or any Company Subsidiary; (ii) disposed of, transported, sold, released, stored, or manufactured (or permitted any third party to dispose of, transport, sell, release, store, or manufacture) any Hazardous Substance, or any product containing a Hazardous Substance, in violation of any Environmental Law or, to the Knowledge of the Company, to any location or facility that is not in compliance in any respect with applicable Environmental Laws; or (iii) violated, failed to provide any notice, or failed to take legally mandated action with respect to end-of-life disposal of any such Hazardous Substance (or any product containing a Hazardous Substance).

(f) Except as would not be reasonably expected to result in a Liability of the Company or any Company Subsidiary, the Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to a Liability arising out of or relating to Hazardous Substances.

Section 4.20 Intellectual Property.

(a) Schedule of Registered IP. Section 4.20(a) of the Company Disclosure Schedule contains a true, complete and correct list of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant or current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date or issuance/registration/grant date, and (v) the prosecution status. The Company and/or one of the Company Subsidiaries is listed in the records of the appropriate Governmental Entity as the sole owner of each item of Registered Company Intellectual Property.

(b) USPTO and Governmental Entity Actions. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property. The Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents, and taken all currently or previously required actions, for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property and its validity and enforceability. Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, there are no actions that must be taken for the purpose of obtaining, maintaining, preserving or renewing any Registered Company Intellectual Property within 120 days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents. The Company and the Company Subsidiaries have complied in all material respects with all applicable rules, policies, and procedures of the United States Patent and Trademark Office, United States Copyright Office and any applicable foreign Governmental Entities with respect to each item of Registered Company Intellectual Property, to the extent that compliance affects the enforceability or validity of such Registered Company Intellectual Property. To the Knowledge of the Company, each item of Registered Company Intellectual Property has been prosecuted in compliance with such rules, policies, and procedures.

(c) Trademarks. All Trademarks included in the Registered Company Intellectual Property have been in use sufficient to maintain the registrability of such Trademarks.

(d) Rights to IP Ordered or Awarded. Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that would or could reasonably be expected to require the Company or any Company Subsidiary to grant to any third party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property or Intellectual Property Rights.

(e) No Proceedings. Since January 1, 2009, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the Knowledge of the Company, no such action has been threatened.

(f) Trade Secrets. The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect their rights in and to their Trade Secrets, including, to the Knowledge of the Company, by not making any disclosure of Trade Secrets except under written confidentiality obligations (other than former Trade Secrets intentionally publicly disclosed by the Company without confidentiality obligations in its reasonable business judgment). To the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. To the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with, and have not breached in any material respect any contractual obligations to protect, the Trade Secrets of Third Parties in accordance with the terms of any contracts, arrangements, commitments or understandings relating to such third party Trade Secrets.

(g) Employees, Consultants and Contractors. The Company and the Company Subsidiaries have and enforce policies requiring each employee, consultant and contractor who is involved in the development of any Company Products to execute proprietary information, confidentiality and assignment agreements that, to the extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants or contractors, all Intellectual Property and Intellectual Property Rights that are developed by the consultants or contractors in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”). All present and former employees, officers, consultants and contractors of the Company or any Company Subsidiary who are or were involved in the development of any Company Products have signed an Employee IP Agreement, in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, the applicable forms made available to Parent with respect to proprietary information, confidentiality, and assignment and licensing of Intellectual Property and Intellectual Property Rights, except where the failure to have obtained any such Employee IP Agreement would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no current or former employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in the development of any Company Products is in default or breach of any term of any Employee IP Agreement, non-disclosure agreement, assignment agreement, or similar agreement relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary. All assignments of registered Patents to the Company or any Company Subsidiary have been duly executed and recorded with the appropriate Governmental Entities. No present or former employee, officer, consultant or contractor of the Company or any Company Subsidiary has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company Intellectual Property (other than to the extent that any such individual has a non-exclusive license to use Company Products in the Ordinary Course of Business). No Intellectual Property or Intellectual Property Rights excluded or carved-out from any employee assignment contained in any Employee IP Agreement that is related to any Company Product or to any other aspect of the business of the Company or any Company Subsidiary (collectively, the “Employee Retained IP”) is included in (or claimed or purported to be included in) any Intellectual Property or Intellectual Property Rights included in any Company Products (other than Employee Retained IP that is generally available to the public under Open Source license terms).

(h) Enforceability, Validity of IP. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property (or provide any reasonable grounds therefor). To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to adversely affect, limit, restrict, impair or impede the ability of the Surviving Corporation and the Company and the Company Subsidiaries to use and practice the Owned Company Intellectual Property from and after the Effective Time in substantially the same manner in which it was used prior to the Effective Time. Since January 1, 2009, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Registered Company Intellectual Property or the Owned Copyrights, or containing any threat on the part of any Person to bring an Action that any of the Registered Company Intellectual Property or the Owned Copyrights is invalid, is unenforceable or has been misused.

(i) No Infringement or Misappropriation of Company IP. To the Knowledge of the Company, no third party is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights owned or exclusively licensed by the Company or any Company Subsidiary. Since January 1, 2009, neither the Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary against any third party. Since January 1, 2009, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

(j) Infringement by the Company. To the Knowledge of the Company, none of the Company, any Company Subsidiary, or any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Person. Since January 1, 2005, neither the Company nor any Company Subsidiary has received any notice of any Action relating to any of the foregoing and, to the Knowledge of the Company, there are no facts, circumstances or information that would be expected to be the basis for such Action. Since

January 1, 2005, neither the Company nor any Company Subsidiary has received any communication inviting the Company or any of the Company Subsidiaries to take a license, covenant not to sue or the like with respect to a third party’s Intellectual Property Rights, other than in connection with licenses or covenants not to sue granted to the Company or the Company Subsidiaries in the Ordinary Course of Business and not related to any infringement or other violation by the Company or any Company Subsidiary.

(k) Ownership; Licenses. The Company and the Company Subsidiaries solely and exclusively own all right, title and interest (including the sole right to enforce) in and to the Owned Company Intellectual Property free and clear of all Liens (other than Permitted Liens and except for non-exclusive licenses granted to customers of the Company or any Company Subsidiary pursuant to written agreements with respect to Company Products in the Ordinary Course of Business), and have not exclusively licensed any Intellectual Property or Intellectual Property Rights to any third party, and are under no obligation to grant any such licenses. Following the Effective Time, the Surviving Corporation will own or have (pursuant to the Company Intellectual Property Agreements and the Company’s and the Company Subsidiaries’ other Contracts) the same rights as Company and the Company Subsidiaries had immediately prior to the Effective Time with respect to all Company Intellectual Property and all other Intellectual Property and Intellectual Property Rights used in any Company Products or in the development of any Company Products.

(l) No Government Funding and Rights. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Owned Company Intellectual Property, and, set forth in Section 4.20(l) of the Disclosure Schedule, no Owned Company Intellectual Property was developed pursuant to the requirements of a government contract. No Governmental Entity has rights in or to the Owned Company Intellectual Property or Company Products other than (i) the standard commercial rights that the Company grants to commercial end users of Company Products in the Ordinary Course of Business, and (ii) the licenses set forth in Section 4.20(l) of the Disclosure Schedule (specifying, for each such license, (A) the contract(s) under which the license is granted, (B) the Governmental Entity and agency that is licensed, (C) the nature and scope of the license (e.g., restricted rights, limited rights, government purpose rights, unlimited rights), and (D) the specific elements of the Owned Company Intellectual Property that are subject to the license. Notwithstanding the disclosures made in Section 4.20(l) of the Company Disclosure Schedule, the rights of any Governmental Entities do not include, or otherwise implicate the Company’s rights to, the source code and/or binaries for the Company Products or any other material Owned Company Intellectual Property.

(m) Scheduled IP Agreements. Section 4.20(m) of the Company Disclosure Schedule contains a true, complete and correct list of:

(i) all material Contracts, arrangements, commitments and understandings to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, under which the Company or any Company Subsidiary has granted or agreed to grant to any third party any license, covenant, release, immunity, assignment, or other right with respect to any Intellectual Property or Intellectual Property Rights (whether now existing or existing in the future);

(ii) all material Contracts, arrangements, commitments and understandings to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, under which any third party has granted or agreed to grant to the Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to any Intellectual Property or Intellectual Property Rights (other than generally available commercial Software that is licensed on non-negotiable terms pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements); and

(iii) all material Contracts, arrangements, commitments and understandings to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, that are not otherwise included in subsection (i) or (ii) above (the contracts listed in (i), (ii) and (iii) are, collectively, the “Company Intellectual Property Agreements”). All Company Intellectual Property Agreements are in full force and effect and are enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity. To the Knowledge of the Company, the Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any Company Intellectual Property Agreements and all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, the Company Intellectual Property Agreements. There are no pending disputes regarding the Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith. True, complete and correct copies of all Company Intellectual Property Agreements have been made available to Parent.

(n) Effect of Transaction. Except as set forth on Section 4.20(n) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing). Following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of third parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company and Company Subsidiaries would otherwise have been required to pay pursuant to the Company Intellectual Property Agreements. No Contract, arrangement, commitment or understanding to which the Company or any Company Subsidiary is a party or otherwise bound will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (except, in each of (i) and (ii), with respect to the Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that the Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Merger not been consummated).

(o) Open Source. To the Knowledge of the Company, no Open Source is incorporated into, integrated or bundled with, or linked to any Company Product licensed to customers under non-Open Source license terms (a “Company Software Product”). No Company Software Product incorporates, is integrated or bundled with, or links to any Copyleft Open Source. The Company and the Company Subsidiaries have used commercially reasonable efforts to (i) identify all Open Source in any Company Product and (ii) regulate the use and distribution of Open Source in compliance with the applicable Open Source licenses.

(p) Standards, SIGs. Section 4.20(p) of the Company Disclosure Schedule contains a true, complete and correct list of all standards-setting organizations, industry bodies and consortia, and other multi-party special interest groups in which the Company or any Company Subsidiary is currently participating, or in which the Company or any Company Subsidiary has participated in the past, to the extent that such past participation imposes or purports to impose any continuing obligations on the Company or any Company Subsidiary (or, following the Effective Time, on Parent or the Surviving Corporation) with respect to licensing or granting of any Owned Company Intellectual Property Rights (other than licenses that survive with respect to the copyright in contributions made during such past participation).

(q) Contaminants. Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have taken commercially reasonable steps, taking into account generally accepted industry standards, to identify (and, as deemed appropriate by the Company or the Company Subsidiaries, to address) defects, bugs, and errors in the Software included within the Company Products; and (ii) the Software included in the Company Products does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed to permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials by a third party (“Contaminants”).

Section 4.21 Labor Matters.

(a) None of the Company’s or the Company Subsidiaries’ employees is covered by a collective bargaining agreement and, to the Knowledge of the Company, there is no union or other organization seeking or claiming to represent any such employees.

(b) There is no labor dispute, strike, work stoppage or lockout, or to the Knowledge of the Company, threat thereof, by or with respect to any of the Company’s or the Company Subsidiaries’ employees.

(c) The Company and the Company Subsidiaries have not engaged in any unfair labor practice, and, to the Knowledge of the Company, there is no pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or the Company Subsidiaries.

(d) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective officers or employees related to any employee or Company Benefit Plans. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company, any Company Subsidiary or any trustee of the Company or any Company Subsidiary under any workers’ compensation policy or long-term disability policy (other than routine healthcare, welfare, workers compensation and similar types of claims in the Ordinary Course of Business).

(e) No citation has been issued by OSHA against the Company or any Company Subsidiary since December 1, 2007 and no written notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or any Company Subsidiary has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by OSHA or pursuant to any applicable Law relating to occupational safety and health.

(f) Neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(g) To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable Laws, regulations and orders governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, OSHA, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, and the Rehabilitation Act of 1973 and all regulations under such acts, except where such non-compliance would not reasonably be expected to result in a Company Material Adverse Effect.

(h) Section 4.21(h) of the Company Disclosure Schedule list all Liabilities (including any change in control or severance payments) of the Company to any officer or employee of the Company or any Company Subsidiary that would result from (i) the termination by the Company, any Company Subsidiary, the Surviving Corporation or Parent of such officer’s or employee’s employment or provision of services, (ii) a change in control of the Company or any Company Subsidiary, or (iii) any combination of the foregoing.

Section 4.22 Certain Business Practices.

(a) The Company and the Company Subsidiaries have at all times been, and are currently, fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction.

(b) The Company and each Company Subsidiary (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) have not, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity, (ii) made or promised to make any unlawful payment, or given or promised to give, anything of value to foreign or domestic Government Officials or employees, (iii) made or promised to make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or (iv) taken any action that would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(c) Neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has offered, made or promised to make, or authorized the making of, any gift or payment of money or anything of value either directly or indirectly to any officer or employee of a Governmental Entity or to any person acting in an official capacity for or on behalf of any such Governmental Entity or to any Governmental Official for purposes of (i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, or (iii) inducing such Governmental Official to use his or her influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct, or assist in obtaining, retaining or directing, business to the Company or any Company Subsidiary. No officer, director or employee of the Company or any Company Subsidiary is currently a Governmental Official.

(d) There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other Actions against the Company or any Company Subsidiary with respect to any Anti-Corruption and Anti-Bribery Laws.

(e) There are no Actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits or other Actions under any Anti-Corruption and Anti-Bribery Laws.

Section 4.23 Opinion of Financial Advisor. UBS has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, and based on and subject to various assumptions, matters considered and limitations described in such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. A signed copy of such written opinion will be provided to Parent solely for informational purposes as promptly as possible after execution of this Agreement and approval by UBS. It is agreed and understood that such opinion is for the benefit of the Company Board, in their capacity as such, and may not be relied upon by Parent or Merger Sub.

Section 4.24 Systems and Information Technology. Except in each case as would not reasonably be expected to result in a Company Material Adverse Effect:

(a) Systems. The computer, information technology and data processing systems, facilities and services used by the Company and Company Subsidiaries, including all hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and Company Subsidiaries (collectively, “Systems”), are reasonably sufficient to perform all computing, information technology and data processing operations necessary for the operation of the Company and Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems within the custody or control of the Company and the Company Subsidiaries from Contaminants. The Company or the Company Subsidiaries own and operate, or otherwise have a right or license to use, all Systems. From and after the Effective Time, the Surviving Corporation will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Company would have had and been able to exercise had this Agreement and such other Contracts, documents and instruments to be executed and delivered after the date of this Agreement not been entered into and the Merger and the other transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and the Company Subsidiaries would otherwise have been required to pay anyway (other than with respect to any Systems that are generally commercially available on reasonable terms).

(b) Information Technology. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and the Company Subsidiaries (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) in a commercially reasonable attempt to avoid disruption or interruption to the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.

Section 4.25 Export and Import Control Laws. Since December 1, 2007, to the Knowledge of the Company, the Company and each Company Subsidiary has conducted its business in material compliance with applicable Export and Import Control Laws. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits or other Actions against the Company or any Company Subsidiary with respect to any Export and Import Control Laws.

Section 4.26 Government Contracts.

(a) Since December 1, 2007, to the Knowledge of the Company, no officer or employee of the Company or any Company Subsidiary has been under administrative, civil or criminal investigation, indictment or information by a Governmental Entity (except for routine security investigations).

(b) There is no pending audit or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company, any Company Subsidiary or any of their respective officers or employees with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission arising under or relating to a Government Contract.

(c) No voluntary disclosure has been made with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission by the Company or any Company Subsidiary arising under or relating to a Government Contract. Neither the Company, any Company Subsidiary nor any of their respective officers or employees has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Company or its Subsidiaries that has led to any of the consequences set forth in Section 4.26(a) or Section 4.26(b) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost or claim.

(d) Since December 1, 2007, any representations, certifications and warranties made by the Company, any Company Subsidiary or any of their respective officers or employees in connection with any Government Contract were accurate in all material respects as of their effective date, and the Company, any Company Subsidiary or any of their respective officers or employees have complied in all material respects with all such representations, certifications and warranties. Since December 1, 2007, no past performance evaluation received by the Company, any Company Subsidiary or any of their respective officers or employees with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof. Since December 1, 2007, the Company, any Company Subsidiary and any of their respective officers or employees have complied, in all material respects, with all terms and conditions of any Government Contract.

(e) There are no pending disputes between the Company or any Company Subsidiary and a Governmental Entity under the Contract Disputes Act or any other federal statute or between the Company or any Company Subsidiary and any third party arising under or relating to any Government Contract.

(f) Neither the Company nor any Company Subsidiary is currently in any violation, breach or default of any material Government Contract. None of the Company or any Company Subsidiary has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has the Company or any Company Subsidiary been threatened with termination for convenience, default or cause under any material Government Contract that is currently in effect.

(g) There is no pending, and neither the Company nor any Company Subsidiary has received written notice since December 1, 2005 of, any claim by a Governmental Entity of competent jurisdiction against the Company or any Company Subsidiary for any of the following: (i) defective pricing, (ii) noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity, or (vi) any other monetary claims relating to the performance or administration by the Company or any Company Subsidiary of material Government Contracts.

(h) Neither the Company, any Company Subsidiary nor any of their respective officers or employees has been suspended or debarred from doing business, directly or indirectly, with a Governmental Entity, and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened. No Governmental Entity has made a finding of non-responsibility or ineligibility against the Company, any Company Subsidiary or any of their respective officers or employees. To the Knowledge of the Company, there is no ongoing Action by any Governmental Entity relating to material Government Contracts or the violation of any Law relating to material Government Contracts.

(i) The Company and the Company Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted, except where the failure to have any such clearance would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.27 Affiliate Transactions

There are no, and since December 1, 2007 there have not been any, Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between the Company or any of the Company Subsidiaries, on the one hand, and any of the directors, officers, employees or other Affiliates of the Company and the Company Subsidiaries, on the other hand, except for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, (c) any agreements with officers or directors providing for indemnification obligations of the Company to such individuals, and (d) other standard employee benefits made generally available to all employees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Pennsylvania, respectively. Each of Parent and Merger Sub has the power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent or Merger Sub of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, respectively, and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, respectively, enforceable against them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity.

Section 5.03 Consents and Approvals; No Violations.

(a) Except for applicable requirements of the HSR Act and any Foreign Merger Control Laws, and the filing of the Articles of Merger with the DOS in accordance with the PBCL, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity or third party is necessary for (i) the execution and delivery by Parent or Merger Sub of this Agreement and the adoption of this Agreement by Parent, in its capacity as sole shareholder of Merger Sub, or (ii) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except, in the case of clauses (i) and (ii), where the failure to obtain such permit, authorization, consent or approval, or to make such filings or registrations, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (ii) assuming that the filings, consents and approvals referred to in Section 5.03(a) are duly obtained or made (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either Parent or Merger Sub is a party, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (i) and (ii), to the extent that any such conflict, violation, breach, default, right, loss, Lien, consent, approval or notice would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.04 Litigation.

(a) As of the date hereof, there is no Action before any Governmental Entity pending or, to the Knowledge of Parent, threatened that questions the validity of this Agreement or any other documents or instruments to be executed and delivered by Parent or Merger Sub pursuant hereto, or the right of Parent and Merger Sub to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective subsidiaries or the assets of Parent, Merger Sub or any of their respective subsidiaries that has resulted in or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 5.05 No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Other than this Agreement and any other agreement entered into in connection with the transactions contemplated hereby, Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no subsidiaries.

Section 5.06 Solvency. To the Knowledge of Parent, as of the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any alternate financing and all payments contemplated by this Agreement in connection with the Merger and the payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective subsidiaries in connection therewith, and assuming (a) the accuracy, as of the Effective Time, in all material respects of the representations and warranties of the Company set forth in Article IV (ignoring all Company Material Adverse Effect qualifiers) and (b) that any projections made available to Parent by the Company have been prepared in good faith based upon reasonable assumptions, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its subsidiaries on a consolidated basis will exceed (A) the value of all liabilities of the Surviving Corporation and its subsidiaries on a consolidated basis, and (B) the amount that will be required to pay the liabilities of the Surviving Corporation and its subsidiaries on their existing debts as such debts become absolute and matured, (ii) the Surviving Corporation and its subsidiaries, on a consolidated basis, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged, and (iii) the Surviving Corporation and its subsidiaries, on a consolidated basis, will be able to pay their liabilities as they mature in the ordinary course. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged” and “able to pay their liabilities as they mature in the ordinary course” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.07 Financing. Parent has delivered to the Company true, correct and complete copies of the Debt Financing Commitments. Immediately prior to the Effective Time, Parent will have sufficient immediately available funds, together with any cash in the Company’s bank accounts immediately prior to the Closing, to enable Parent to pay in full the Merger Consideration and the Option Consideration and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Parent and Merger Sub acknowledge and agree that consummation of the Debt Financing is not a condition to the consummation of the Merger.

Section 5.08 No Vote Required. No approval of the shareholders of Parent is required to approve this Agreement, the Merger or the other transactions contemplated hereby, other than those obtained prior to the date hereof.

ARTICLE VI

COVENANTS

Section 6.01 Access to Information.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to any assets, properties, contracts, books, records and personnel of the Company and the Company Subsidiaries that Parent may reasonably request.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement, dated March 4, 2011, between Parent, on the one hand, and the Company and UBS, as representative of the Company, on the other hand (the “Confidentiality Agreement”).

Section 6.02 Conduct of Business.

(a) Except as set forth in Section 6.03 of the Company Disclosure Schedule, from the date hereof until the Closing, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct the Company’s and the Company Subsidiaries’ respective businesses in the Ordinary Course of Business; (ii) use all reasonable efforts to (x) maintain the Company’s and the Company Subsidiaries’ current business organization and goodwill, (y) retain the services of the Company’s and the Company Subsidiaries’ present officers, employees, consultants and independent contractors, and (z) preserve the Company’s and the Company Subsidiaries’ goodwill and relationship with vendors, suppliers, dealers, distributors, customers and others having business dealings with the Company and the Company Subsidiaries; and (iii) not enter into any transaction or perform any act which would constitute a breach of its representations, warranties, covenants and agreements contained herein such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied. The Company shall notify Parent promptly, but in any event within 48 hours, of (A) any event or circumstance that is reasonably likely to have a Company Material Adverse Effect; (B) the resignation or written notice of resignation or termination of any officer, director or management-level employee of the Company or any Company Subsidiary; or (C) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings, directed at or involving the Company, any of the Company Subsidiaries or any of their respective employees, directors, officers, consultants or independent contractors in their capacities as such.

Section 6.03 Certain Changes or Events. From the date hereof until the Closing or the termination of this Agreement pursuant to Article VIII, except with the prior written consent of Parent or except as set forth in Section 6.03 of the Company Disclosure Schedule, the Company shall not, and shall cause the Company Subsidiaries not to:

(a) take any action to amend the Company Articles or Company Bylaws or the governing documents of any Company Subsidiary, amend the terms of any equity or debt securities issued by the Company or any Company Subsidiary, adopt any shareholder rights plan or enter into any agreement with any of it shareholders in a shareholder’s capacity as such;

(b) directly or indirectly, issue, deliver, grant, pledge, transfer, dispose of, encumber, sell, or accelerate rights under or authorize or propose any such issuance, delivery, grant, pledge, transfer, disposal of, encumbrance, sale or acceleration of rights under, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(c) acquire or redeem, directly or indirectly, or amend any capital stock of the Company or any Company Subsidiary, except to the extent that such acquisition or redemption is pursuant to the terms of any Company Benefit Plan (as in effect on the date hereof) or any agreement subject to any such Company Benefit Plan;

(d) (i) other than dividends or distributions made by any direct or indirect wholly owned Company Subsidiary to the Company or one of the Company Subsidiaries, (ii) set any record or payment dates for the payment of any dividends or distributions on capital stock, (iii) split, combine or reclassify any shares of capital stock, (iv) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or (v) make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(f) sell or otherwise dispose of or encumber any of properties or assets other than in sales or dispositions in the Ordinary Course of Business or in connection with normal repairs, renewals and replacements;

(g) acquire or agree to acquire (by merging, consolidating with, purchase an equity interest in or any assets of, by forming a partnership or joint venture with, or by any other manner), directly or indirectly, or otherwise make an investment in or acquire an interest in, any Person;

(h) create any subsidiary, acquire any capital stock or other equity securities of any third party or acquire any equity or ownership interest in any business, joint venture or entity;

(i) (i) create, incur or assume any Indebtedness, except for trade payables incurred in the Ordinary Course of Business, (ii) grant or incur any Liens on any real or personal property that did not exist on the date hereof except in the Ordinary Course of Business, (iii) incur any Liability or obligation (absolute, accrued or contingent) not covered by clause (i) except in the Ordinary Course of Business, (iv) write-off any guaranteed checks, notes or accounts receivable except in the Ordinary Course of Business, (v) write-down the value of any asset or investment on its books or records, except for depreciation and amortization in the Ordinary Course of Business, or (vi) enter into any Contract or agreement, except those that are (x) (A) purchase orders entered into in the Ordinary Course of Business or (B) any other Contracts entered into in the Ordinary Course of Business and involve an expenditure of less than $250,000 for any such contract or agreement (exclusive of any indemnification obligations under such contract or agreement for which no claims have been asserted as of the date thereof), or (y) cancelable without premium or penalty on not more than 30 days’ notice;

(j) (i) increase in any manner the compensation of or change the historic metrics for determining compensation (including bonus) of, or fringe benefits of, or enter into any new, terminate or modify any existing, bonus, severance or incentive agreement, arrangement or Contract with any of its current or former officers, directors or management-level employees, or (ii) hire or fire any officers, directors or management-level employees;

(k) (i) increase the benefits provided under any Company Benefit Plan, (ii) establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan or any plan, arrangement, program, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by Law, (iii) or agree or commit to undertake any of the foregoing in the future;

(l) (i) violate or fail to perform its obligations under, or default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a material default under, any Company Contract (except those being contested in good faith), or (ii) waive (including by releasing or assignment of any material rights, claims or benefits under) any material term of any Company Contract;

(m) enter into, renew, extend, assume or terminate any Company Contract (or any contract that would have been a Company Contract if it had been in effect on the date hereof) or make any amendment to any Company Contract;

(n) fail to maintain in full force and effect policies of insurance comparable in amount and scope to those it currently maintains;

(o) (i) make or change any material Tax election, (ii) settle or compromise any material Tax claim or assessment, (iii) change an annual Tax accounting period, (iv) adopt or change any Tax accounting method, (v) file any amended Tax Return, (vi) waive or extend the limitation period applicable to any Tax liability or assessment (other than pursuant to extensions of time to file Tax returns obtained in the Ordinary Course of Business), (vii) enter into any closing agreement with respect to a material amount of Taxes or (viii) surrender any right to claim a refund of a material amount of Taxes;

(p) enter into, amend, or extend any collective bargaining agreement or similar contract with any labor union or guild;

(q) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any accounting principles or practices;

(r) grant any exclusive rights with respect to any Company Intellectual Property, divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of the Company Subsidiaries;

(s) settle or compromise any pending or threatened Action (including any Action by a Shareholder related to the transactions contemplated by this Agreement) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of claims, Liabilities or obligations that (i) are reflected or reserved against in full in the Balance Sheet, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $100,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $100,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such claim, Liability or obligation) to be performed by the Company or any Company Subsidiary following the Effective Time;

(t) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off accounts receivable;

(u) convene any regular or special meeting (or any adjournment or postponement thereof) of the Shareholders other than the Company Shareholder Meeting;

(v) fail to timely file any Company SEC Report required to be filed after the date of this Agreement and prior to the Effective Time, or amend any Company SEC Report whenever filed;

(w) extend (other than in connection with a good faith dispute) or change its policy with respect to the payment of accounts payable or accelerate or change any policy with respect to the collection of accounts receivable;

(x) incur or commit to any capital expenditures, except capital expenditures up to the aggregate amount set forth in the capital expenditure budget set forth on Section 6.03(x) of the Company Disclosure Schedule;

(y) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases or Liens secured by a Company Owned Facility or Company Leased Facility;

(z) take any action or fail to take any action that is intended to, or would reasonably be expected to, either individually of in the aggregate, prevent, materially delay or materially impede the ability of the Company or any Company Subsidiary to consummate the Merger or the transactions contemplated by this Agreement; and

(aa) enter into any contract, agreement or commitment with respect to, or propose or authorize, any of the actions described in the foregoing clauses (a) through (z).

Section 6.04 No Control of Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.

Section 6.05 Proxy Statement; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within 20 days), (i) the Company shall prepare and file with the SEC a preliminary form of the Proxy Statement, and (ii) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC any other filings that are required to be filed by such party with the SEC (“Other Filings”) in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use all reasonable efforts to cause the definitive Proxy Statement to be mailed to the Shareholders as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings.

(b) The Company shall provide, on behalf of itself and the Company Subsidiaries, all information necessary to be included in the Proxy Statement to ensure that the Proxy Statement (i) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply as to form in all material respects with the Exchange Act (except for such portions thereof that relate only to Parent, Merger Sub or any of their respective subsidiaries). If at any time prior to the Company Shareholder Meeting, any information relating to the Company, the Company Subsidiaries, Merger Sub, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Shareholders. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response.

(c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with a statement, filing, notice or application made by or on behalf of Parent or the Company to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Following the date of this Agreement, the Company and the Company Subsidiaries shall use all reasonable efforts to identify all Export and Import Approvals and Permits held by the Company or any Company Subsidiary. Prior to the Effective Time, the Company and the Company Subsidiaries shall use all reasonable efforts to, or assist Parent and Merger Sub to, obtain or make any consents, novations, notices, waivers, registrations or filings with respect to any transfer or assumption of the Export and Import Approvals and Permits held by the Company or any Company Subsidiary. Parent and Merger Sub acknowledge and agree that no such consent, novation, notice, waiver, registration or filing is a condition precedent to the Closing.

(f) Nothing in this Section 6.05 shall be deemed to prevent the Company or the Company Board from taking any action it is permitted or required to take under, and in compliance with, Section 6.10 or it is required to take under applicable Law.

Section 6.06 Shareholder Approval. Subject to the other provisions of this Agreement, the Company shall take all necessary action in accordance with the PBCL and the Company Articles and Company Bylaws to establish a record date for, duly call, give notice of, convene and hold a special meeting of the Shareholders (the “Company Shareholder Meeting”), as promptly as practicable following confirmation from the SEC that it will not review, or that it has no further comments on, the Proxy Statement, for the purpose of voting upon the adoption of this Agreement; provided, however, that the Company shall not be required to convene the Company Shareholder Meeting prior to the No-Shop Period Start Date (or, if there exist any Excluded Parties on the No-Shop Period Start Date, prior to the Excluded Party End Date). Subject to Section 6.10, the Company Board shall recommend to the Shareholders that they adopt this Agreement (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement. Subject to Section 6.10, the Company will use all reasonable efforts to solicit from the Shareholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of the Shareholders required by the rules of the Nasdaq Stock Market or applicable Law to obtain such adoption.

Section 6.07 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions reasonably requested to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company, Merger Sub or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party shall, within ten Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the transactions contemplated hereby under the HSR Act. Subject to applicable Laws, each of Parent and the Company shall have the right to review in advance and, to the extent practicable, each of Parent and the Company shall consult with the other on and consider in good faith the views of the other in connection with all filings made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Parent or any of its subsidiaries nor the Company or any Company Subsidiary shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable antitrust or competition Laws. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Company Lease or the holder or any Lien with respect to a Company Owned Facility or Company Leased Facility conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security.

(b) Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall require Parent and/or Merger Sub (or their Affiliates, if applicable) to, and, without the prior written consent of Parent, the Company and the Company Subsidiaries may not, (A) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding agreement or order to (i) sell, divest, license, dispose of, hold separate, restrict or otherwise limit any businesses, product lines or assets of the Company or any Company Subsidiary or Parent or its subsidiaries (including after the Closing, the Company or the Company Subsidiaries), (ii) terminate any of their existing relationships, contractual rights or obligations, or (iii) terminate any venture or other arrangement to which they are a party, or (B) litigate or defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; provided, however, that if requested by Parent, the Company shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding or order is only binding on the Company in the event that the Closing occurs.

(c) Nothing in this Section 6.07 shall be deemed to prevent the Company or the Company Board from taking any action that it is permitted or required to take under, and in compliance with, Section 6.10 or that it is required to take under applicable Law.

Section 6.08 Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) provide those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries (the “Continuing Employees”) with full credit for their prior service with the Company or any Company Subsidiary for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any employee benefit plans or arrangement maintained or sponsored by Parent or the Surviving Corporation, or any subsidiary of Parent or Surviving Corporation, in which Continuing Employees participate (the “Parent Plans”) to the same extent recognized by the Company; (ii) waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent medical, dental and vision plans in which Continuing Employees may be eligible to participate in after the Closing Date; and (iii) provide the Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, offsets and maximum out-of-pocket requirements (or similar payments) made under the Company Benefit Plans for the remainder of the coverage period in which any transfer of coverage occurs, except, in any case of clause (i), (ii) or (iii) above, where doing so would cause a duplication of benefits.

(b) The provisions of this Section 6.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any Company Subsidiary, Parent or any of its subsidiaries, or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.08) under or by reason of any provision of this Agreement.

(c) Nothing contained in this Section 6.08 or elsewhere in this Agreement, express or implied, (i) shall constitute an amendment to any Company Benefit Plan or (ii) shall be construed to prevent, from and after the Effective Time, the termination of employment of any Continuing Employee or, subject to the provisions of Section 6.08(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Company Benefit Plan or Parent Plan in accordance with its terms.

(d) Each of the Company and the Company Subsidiaries shall terminate, effective no later than the day immediately preceding the Closing, all employee benefit plans sponsored by the Company or any Company Subsidiary intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plan(s) shall not be terminated). Unless Parent provides such written notice, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing) pursuant to resolutions of the Company Board or the board of directors (or other governing body) of the applicable Company Subsidiary. The form and substance of such resolutions shall be subject to the reasonable prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall provide a reasonable estimate of the amount of such charges and/or fees in writing to Parent no later than ten Business Days prior to the Closing.

Section 6.09 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting the obligations of Parent and the Surviving Corporation pursuant to Section 6.09(b) and Section 6.09(c), from and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally (i) indemnify and hold harmless each individual who served as a director and/or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Pennsylvania law, as now or hereafter in effect, in connection with any Claim and any judgments, fines (including excise Taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Pennsylvania law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable Law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent that the claimant seeks any non-monetary relief from such Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 6.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or any Company Subsidiary prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 6.09(a), the burden of proof shall be on Parent and the Surviving Corporation to establish that an Indemnified Party is not so entitled.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Company Articles and the Company Bylaws to contain provisions no less favorable to each Indemnified Party with respect to limitation of liabilities of directors and officers and indemnification than those that are contained in such documents as of the date of this Agreement.

(c) As of the Effective Time, Parent, the Surviving Corporation or the Company shall maintain in full force and effect for a period of six years after the Closing Date (or, if any claim arising out of or pertaining to matters that relate to an Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any Company Subsidiary or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time is asserted or made within such six-year period, Parent shall ensure that such insurance remains in effect until final disposition of such claim) a prepaid directors’ and officers’ liability insurance “tail” policy or policies providing each individual currently covered by the Company’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company’s existing policy; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are in the aggregate no less advantageous to such individuals than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company from reputable carriers having a rating comparable to the Company’s current carrier; provided, further, however, that, if the aggregate annual premiums for such policies exceed 275% of the current aggregate annual premiums, Parent shall provided or cause to be provided a policy for such individuals with the best coverage as shall then be available at an annual premium of 275% the current aggregate annual premiums.

(d) The provisions of this Section 6.09 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Corporation under this Section 6.09 shall not be terminated (other than a valid termination pursuant to Article VIII) or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 6.09 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.09.

(e) From the Effective Time until the sixth anniversary of the Effective Time, if Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.09.

Section 6.10 Go Shop; Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York, New York time on the date that is the 40th day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants, and other advisors and representatives (collectively, “Company Representatives”) shall have the right (acting under the direction of the Company Board or any authorized committee thereof) to (i) initiate, solicit and encourage Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements, provided that the Company shall (A) concurrently provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any Person if such information was not previously provided to Parent or its representatives, and (B) withhold those portions of documents or information, or provide pursuant to customary “clean room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could be reasonably likely to be harmful to the operation of the Company in any material respect; (ii) enter into, engage in and maintain discussions or negotiations with respect to Acquisition Proposals; and (iii) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Except as permitted by Section 6.10(c), on the No-Shop Period Start Date, the Company shall, and shall cause each Company Subsidiary and the Company Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Person or group (other than an Excluded Party) that may be ongoing with respect to an Acquisition Proposal, and (ii) promptly (and in any event within two Business Days) cause each Person (other than an Excluded Party or Parent and its representatives) to whom it provided confidential information prior to the No Shop Period Start Date to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries. Except as permitted by Section 6.10(c), from the No Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each Company Subsidiary and the Company Representatives not to, directly or indirectly, (A) solicit, initiate or facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or that might reasonably be expected to lead to, an Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal; (C) enter into any letter of intent, term sheet, agreement or agreement in principle (in each case, whether binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (D) furnish to any Person or group (other than Parent and its representatives) any non-public information or afford to any Person or group (other than Parent and its representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any Company Subsidiary; (E) take any action to make the provisions of any Takeover Statute (including any transaction under, or a Person or group becoming an “interested shareholder” under, the PBCL), or any restrictive provision of any applicable anti-takeover provision in the Company Articles or Company Bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been previously granted to any Person other than Parent or any of its Affiliates under any such provisions); (F) grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company (including by providing any consent or authorization to make an Acquisition Proposal to the Company Board (or any committee thereof) pursuant to any confidentiality or standstill agreement); or (G) resolve, propose or agree to do any of the foregoing or otherwise facilitate any effort or attempt by any Person to make an Acquisition Proposal; provided, however, that the foregoing restrictions shall not apply to any Excluded Party. No later than 24 hours following the No-Shop Period Start Date, in addition to the information required to be provided pursuant to this Section 6.10, the Company shall identify to Parent (x) each Acquisition Proposal previously received by the Company and the Person or group making each such Acquisition Proposal, and (y) which Person or group submitting an Acquisition Proposal has been determined by the Company Board (or any committee thereof) to be an Excluded Party and provide to Parent a summary of the reasons for such determination and an unredacted copy of each Acquisition Proposal (including any materials relating to such Excluded Party’s proposed financing commitments, if any (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)) submitted by such Excluded Party (or a written summary of the material terms of any such Acquisition Proposal not made in writing). Notwithstanding anything contained in this Section 6.10 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement upon the earlier of (1) 12:01 a.m. New York, New York time on the date that is the 20th day after the No-Shop Period Start Date (the “Excluded Party End Date”) and (2) such time as the Acquisition Proposal made by such Person or group is withdrawn, terminated, expires or no longer constitutes, or would reasonably be expected to lead to, a Superior Proposal. The Company agrees that any breach or violation of the restrictions set forth in this Section 6.10 by any Company Representative shall be deemed to be a breach of this Agreement (including this Section 6.10) by the Company.

(c) Notwithstanding anything to the contrary contained in this Section 6.10, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Required Vote, the Company or any of the Company Representatives receives a bona fide Acquisition Proposal from any Person or group (which Acquisition Proposal was made or renewed on or after the No-Shop Period Start Date or, in the case of an Excluded Party, was made or renewed on or after the Excluded Party End Date (it being understood that such Person or group shall not thereafter be an Excluded Party)) that did not result from any breach of this Section 6.10 and the Company Board (or any committee thereof) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that (i) failure to take such action set forth in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and the Company Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group that has made such Acquisition Proposal, provided that the Company shall (1) concurrently provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any Person if such information was not previously provided to Parent or its representatives, and (2) withhold those portions of documents or information, or provide pursuant to customary “clean room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could be reasonably likely to be harmful to the operation of the Company in any material respect; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group making such Acquisition Proposal, provided that the Company shall promptly (and in any event within 24 hours) provide to Parent (A) an unredacted copy of any Acquisition Proposal (including any materials relating to any proposed financing commitments (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)) made in writing provided to the Company or any Company Representative and the identity of the Person or group making the Acquisition Proposal, or (B) a written summary of the material terms of any such Acquisition Proposal not made in writing. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, until the Excluded Party End Date the Company and the Company Representatives may continue to engage in the activities described in Section 6.10(a) with respect to an Excluded Party. From and after the date of this Agreement, the Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is expected to consider any Acquisition Proposal or any request for non-public information concerning the Company or any Company Subsidiary related to or from any Person or group who would reasonably be expected to make an Acquisition Proposal or any request for discussions or negotiations related to an Acquisition Proposal. Prior to taking any of the actions referred to in this Section 6.10(c), the Company shall notify Parent orally and in writing that it proposes to furnish non-public information or engage in discussions or negotiations as provided in this Section 6.10(c).

(d) From and after the date of this Agreement, the Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) of (i) any initial request for non-public information concerning the Company or any Company Subsidiary related to or from any Person or group who would reasonably be expected to make an Acquisition Proposal; (ii) any initial request for discussions or negotiations related to an Acquisition Proposal; (iii) receipt of any Acquisition Proposal; or (iv) any material developments, changes, discussions or negotiations regarding any Acquisition Proposal. In connection with the foregoing, the Company shall (A) provide Parent with the identity of the Person or group making such request or Acquisition Proposal and the material terms thereof and related written correspondence provided in connection therewith (including, if applicable, unredacted copies of any written requests, proposals, offers or proposed agreements, including any materials relating any proposed financing commitments (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)), and (B) thereafter keep Parent reasonably informed on a current basis (and in any event within 24 hours) of any material changes to the terms thereof. The Company, Parent and Merger Sub agree that subsections (i) and (ii) above shall apply only with respect to inbound, unsolicited requests from any Person or group. The Company shall, or shall cause the Company Representatives to, (x) promptly notify Parent in writing of the identity of all parties who enter into an Acceptable Confidentiality Agreement or (y) no later than 24 hours following the No-Shop Period Start Date, notify the Parent in writing of the identity of all parties that were contacted by the Company or the Company Representatives pursuant to Section 6.10(a). Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 6.10.

(e) Except as expressly permitted by Section 6.10(f), neither the Company Board nor any committee thereof shall (i)(A) fail to recommend to its Shareholders that the Company Required Vote be given (the “Company Recommendation”) or fail to include the Company

Recommendation in the Proxy Statement; (B) change, qualify, rescind, withhold, withdraw or modify, or propose to change, qualify, rescind, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation; (C) take any other action or make any recommendation or public statement in connection with a tender offer or exchange offer or otherwise take any action inconsistent with the Company Recommendation other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (D) adopt, approve or recommend, or propose to adopt, approve or recommend, to the Shareholders an Acquisition Proposal; or (E) except as permitted by Section 6.10(h), grant any waiver or release under any standstill agreement, or fail to enforce such agreement, with respect to any class of equity securities of the Company (each of the actions described in this Section 6.10(e)(i), a “Company Recommendation Change”); or (ii) authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, term sheet, agreement or agreement in principle (in each case, whether binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”). After receipt of a written request by Parent, the Company shall publicly reaffirm the Company Recommendation within ten Business Days of the commencement of any tender or exchange offer or the public announcement or public notice of an Acquisition Proposal unless a Company Recommendation Change is permitted pursuant to Section 6.10(f).

(f) Notwithstanding anything to the contrary contained this Section 6.10, prior to the time that the Company Required Vote is obtained, but not after, the Company Board may make a Company Recommendation Change in order to enter into a Company Acquisition Agreement with respect to an Acquisition Proposal that did not result from a breach of this Section 6.10 if and only if, prior to making such Company Recommendation Change, (i) the Company Board (or any committee thereof) has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (ii) the Company Board (or any committee thereof) shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the failure to effect such Company Recommendation Change and enter into such Company Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Shareholders under applicable Law; (iii) the Company Board (or any committee thereof) provides Parent with at least four Business Days advance written notice (such period, the “Notice Period”) advising Parent of its intention to make a Company Recommendation Change and to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal; (iv) the Company provides Parent a written summary of the material terms and conditions of such Superior Proposal, the identity of the Person or group making such Superior Proposal and an unredacted copy of the relevant proposed transaction documents and any other material documents (including any materials relating to any proposed financing commitments (it being understood that the Company shall provide a written summary of all materials terms of any such financing commitments that, pursuant to the terms of the engagement letter with the financing source thereto, cannot be provided in unredacted form)) with the Person or group making such Superior Proposal; (v) the Company and the Company Representatives discuss and negotiate in good faith with Parent and its representatives, to the extent that Parent wishes to discuss and negotiate, any proposed changes by Parent to the terms of this Agreement so as to permit the Company Board (or any committee thereof) not to effect a Company Recommendation Change or to terminate this Agreement in response to such Superior Proposal (including providing Parent and its representatives, to the extent that they desire to do so, an opportunity to make a presentation to the Company Board (or any committee thereof) regarding this Agreement and any proposed changes with respect thereto); and (vi) the Company Board (or any committee thereof), following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to effect a Company Recommendation Change and enter into a Company Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Shareholders under applicable Law; provided, however, that in the event of any change to the material terms of such Superior Proposal (it being understood that any change in price or type of consideration shall be deemed to be a change of a material term), the Company Board (or any committee thereof) shall deliver to Parent an additional notice and shall comply with this Section 6.10(f) with respect to such new notice, except that if the only change is a change in price, then the Notice Period shall be two Business Days (rather than the four Business Days otherwise contemplated by this Section 6.10(f)). Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company Board, any committee thereof or the Company shall enter into any binding agreement with any Person to limit or not provide prior notice to Parent of its intent to make a Company Recommendation Change or to terminate this Agreement in response to any Superior Proposal.

(g) Nothing contained in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) from (i) taking and disclosing to the Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Shareholders if the Company Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable securities Law, provided that any such disclosure (other than (A) a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (B) an express rejection of any applicable Acquisition Proposal or (C) an express reaffirmation of the Company Recommendation) shall be deemed to be a Company Recommendation Change.

(h) At any time prior to the time that the Company Required Vote is obtained, but not after, the Company Board (or any committee thereof) may grant a waiver or release under any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. From the date of this Agreement until the No-Shop Period Start Date, the Company may grant any such waiver solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to an Acquisition Proposal. The Company shall provide written notice to Parent of any such waiver or release of any standstill by the Company concurrent with the granting of such waiver or release. Except for the waiver or release of any standstill as contemplated by this Section 6.10(h), from and after the date of this Agreement, the Company shall, and shall cause each Company Subsidiary to, enforce, and shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of (whether by any Company Subsidiary or any other Person), any provision of any confidentiality, standstill or similar agreement or provision to which the Company or any Company Subsidiary is a party or pursuant to which the Company or any Company Subsidiary has any rights.

Section 6.11 Notification of Certain Events. The Company will notify Parent and Merger Sub, and Parent and Merger Sub will notify the Company, promptly (and in any event within 48 hours) of (a) any written communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided that the foregoing shall not apply in respect of any immaterial consents; (b) any written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (other than any such communication from a Governmental Entity in its capacity as a counterparty to any contract with the Company thereof); (c) any legal, administrative, arbitral or other proceedings, claims or Actions commenced against the Company or Parent or their respective subsidiaries that are related to the transactions contemplated by this Agreement; (d) any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement (in the case of the Company) or Section 7.03(a) or Section 7.03(b) of this Agreement (in the case of Parent and Merger Sub) not to be satisfied; or (e) any notice or any other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby.

Section 6.12 Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 6.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

Section 6.16 Financing.

(a) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries, and shall use all reasonable efforts to cause the Company Representatives, to cooperate with Parent and Merger Sub in connection with the Debt Financing, including:

(i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and assisting Parent in obtaining ratings in connection with the Debt Financing;

(ii) assisting with the preparation of materials for lender meetings, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor;

(iii) furnishing Parent and its Debt Financing sources with such financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements), including (A) all information and data necessary to satisfy the conditions set forth in the Debt Financing Commitments (and providing authorization letters to Debt Financing sources authorizing the distribution of information to prospective lenders or investors), and (B) delivering to Parent all information with respect to the Company and the Company Subsidiaries as is reasonably requested in connection with the Debt Financing, including delivery within 15 days of the close of each fiscal month or 40 days of the close of each fiscal quarter, as the case may be, monthly or quarterly, as the case may be, financial statements of the Company and its Subsidiaries (including a balance sheet and income statement) (all such information in this clause (iii), the “Required Information”);

(iv) cooperating in the preparation of, and executing and delivering (or using all reasonable efforts to obtain from their advisors) such underwriting or placement agreements and definitive financing documents (including guaranty agreements, pledge and security documents and other certificates, legal opinions or documents) as may be reasonably requested by Parent (including certificates of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters), and otherwise facilitating the pledging of collateral in connection with the Debt Financing, provided, that no obligation of the Company or any of the Company Subsidiaries under any such agreement, document or pledge shall be effective until the Effective Time;

(v) using all reasonable efforts to cause the Company’s independent accountants to consent to Parent and Merger Sub to use their audit reports relating to the Company and the Company Subsidiaries and providing any necessary comfort letters;

(vi) providing reasonable access to the (x) books and records of the Company and the Company Subsidiaries, and (y) Company Representatives;

(vii) using all reasonable efforts to obtain appraisals, surveys, engineering reports, environmental and other inspections and assessments (including providing access to Parent and its representatives to all Company Owned Facilities and Company Leased Facilities for such purposes), title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items;

(viii) providing all reasonable assistance to Parent to obtain a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing;

(ix) using all reasonable efforts to assist Parent to obtain waivers, consents, estoppels and approvals from other parties to leases, encumbrances and contracts to which any Company Subsidiary is a party, in each case, effective as of the Effective Time, and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to such leases, encumbrances and contracts;

(x) taking all actions reasonably requested by Parent to permit, subject to the occurrence of the Effective Time, the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Company and the Company Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger; and

(xi) obtaining all necessary or desirable payoff letters, redemption notices, lien releases and terminations and instruments of discharge to be delivered at the Closing, provided, that no such payoff letter, lien release or termination or instrument shall be effective until the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any Company Subsidiary shall incur any Liability in connection with the Debt Financing prior to the Effective Time and (ii) the cooperation and actions required by the Company pursuant to this Section 6.16 shall not unreasonably interfere with the ordinary course operation of the Company’s or the Company Subsidiaries’ businesses.

(c) The Company will use all reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(d) Parent agrees that if the Effective Time does not occur, it will indemnify and hold harmless the Company, the Company Subsidiaries the Company Representatives against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses, damages, claims, costs or expenses arise from the negligence or misconduct of the Company, any of the Company Subsidiaries or any Company Representative) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries or any Company Representative). Without limiting the foregoing, if the Effective Time does not occur Parent shall reimburse the Company for all costs and expenses incurred by the Company in complying with this Section 6.16. Neither Parent or Merger Sub nor any of their respective representatives shall use the Company Subsidiaries’ logos in connection with the Debt Financing without the Company’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives shall be kept confidential in accordance with the Confidentiality Agreement.

(e) Notwithstanding this Section 6.16, Parent’s and Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby is not, and shall not be, contingent on the ability of Parent of Merger Sub to complete the Debt Financing or any other type of financing prior to or on the Effective Time.

(f) Notwithstanding anything herein to the contrary, none of the Financing Sources or their former, current and future equity holders, controlling persons, agents, advisors, representatives or Affiliates, or the heirs, executors, successors and assigns of any of the foregoing (each such Person and all such Persons, the “Financing Sources Related Parties”), shall have any liability or obligation to pay any damages to the Company or any of its current and future equity holders, controlling persons, agents, advisors, representatives or Affiliates, or the heirs, executors, successors and assigns of any of the foregoing, in respect of any breach or failure to comply with the terms of any of the Debt Financing Commitments or otherwise in connection with the Debt Financing. Neither the Company nor any Affiliate thereof will, directly or indirectly, bring or otherwise support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise (including by or through Parent or its Affiliates), against any one or more of the Financing Sources Related Parties in any way arising out of or otherwise in respect of or relating to this Agreement or any related agreement, certificate, or other document delivered in connection herewith or therewith or any of the transactions contemplated hereby or thereby or any matter otherwise related hereto or thereto including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof.

(g) Each of Parent and Merger Sub shall use all reasonable efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments as promptly as practicable, including using all reasonable efforts to negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any Financing Source of the Debt Financing Commitments or any termination of the Debt Financing Commitments. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and shall use all reasonable efforts to arrange to obtain alternative financing from alternative sources. Parent shall deliver to the Company true, correct and complete copies of all definitive agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Debt Financing.

Section 6.17 Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or public announcement with respect to the Merger or this Agreement and shall not issue any such press release or public announcement or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances) issue such press release or public announcement or make such public statement or filing with the SEC as may upon the advice of outside counsel be required by Law or the rules and regulations of any applicable stock exchange (including the Nasdaq Stock Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 6.18 Shareholder Litigation. The Company shall promptly advise Parent orally and in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such shareholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Parent’s advice with respect to such shareholder litigation and, prior to the termination of this Agreement, shall not settle any such shareholder litigation without Parent’s prior written consent. In addition, prior to the termination of this Agreement, the Company shall not voluntarily cooperate with any Person that may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement, and shall cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement.

Section 6.19 Credit Agreement. At the Effective Time, Parent shall to provide, or cause to be provided, to the Company funds in an amount sufficient for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement and the Mississippi Loan, and on the date that the Company receives such funds it shall repay and discharge such amounts in a manner acceptable to the parties to the Credit Agreement and the Mississippi Loan. Immediately after such payment by the Company is made, the Company shall procure evidence of termination and release (in a form reasonably acceptable to Parent), or cause evidence of such termination and release to be provided to Parent, of all Liens on any assets securing the obligations (whether current, future, actual or contingent) of the Company, any Company Subsidiary or any other Person under or in connection with the Credit Agreement or the Mississippi Loan and any Liens perfected or subsisting under or as a result thereof.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the Company Required Vote.

(b) HSR Compliance. Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all regulatory clearances in any relevant jurisdiction shall have been obtained in respect of the Merger and the other transactions contemplated hereby.

(c) No Orders or Injunctions. No Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect and renders the Merger illegal in the United States or any state thereof, or (ii) issued an injunction that is in effect and prohibits the Merger in the United States or any state thereof.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The (i) representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03(a) (Authority), Section 4.07 (Broker’s Fees), Section 4.08(a) (Absence of Certain Changes), Section 4.16 (Takeover Statues) and Section 4.23 (Opinion of Financial Advisor) shall be true and correct in all respects, (ii) representations and warranties set forth in Section 4.02 (Capitalization) shall be true and correct in all material respects, and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition in clause (iii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect and such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would be reasonably likely to result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Covenants and Obligations. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Absence of a Company Material Adverse Effect. Since November 30, 2010, there shall not have been any Effect that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(d) No Litigation. No Action shall have been threatened or shall have been commenced by any Governmental Entity (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby, including the Merger; (ii) seeking to prohibit or limit the ownership or operation by Parent or its subsidiaries, or the Company or any of the Company Subsidiaries of any material portion of the business or assets of the Company and the Company Subsidiaries, or to compel Parent or its subsidiaries, or the Company or any of the Company Subsidiaries to dispose of or hold separate any material portion of their business or assets, as applicable, as a result of the consummation of the transactions contemplated hereby, including the Merger; (iii) seeking to impose limitations on the ability of Parent to, directly or indirectly, acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation; (iv) seeking to prohibit Parent or its subsidiaries from, after the Effective Time, effectively controlling in any material respect the business or operations of the Company the Company Subsidiaries, taken as a whole; or (v) that would reasonably be expected to result in a Company Material Adverse Effect.

(e) FIRPTA Compliance. The Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation section 1.1445 2(c)(3).

(f) Company Stock Options. The Company shall have obtained written consents to the treatment of the Company Stock Option as provided in Section 3.01(d) from Optionholders holding not less than 95% of the Company Stock Options.

Section 7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect and such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would be reasonably likely to result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer to the foregoing effect.

(b) Performance of Covenants and Obligations. Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer to the foregoing effect.

ARTICLE VIII

TERMINATION OF AGREEMENT

Section 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Required Vote has been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent:

(i) in the event that any Governmental Entity of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any state thereof; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not have initiated such proceeding or taken any action in support of such proceeding;

(ii) if at the Company Shareholder Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(iii) if the Merger shall not have been consummated prior to October 1, 2011 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any party hereto whose actions or omissions in violation of its obligations under this Agreement have primarily been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Outside Termination Date or (B) the failure of the Effective Time to have occurred prior to the Outside Termination Date;

(c) by the Company:

(i) at any time prior to the Company Required Vote having been obtained in order to enter into an acquisition agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company shall have complied with the procedures set forth in Section 6.06 and met the conditions for termination set forth in Section 6.10 and (ii) prior to or contemporaneously with such termination the payment required by Section 8.02 has been made in full to Parent;

(ii) if there shall have been any breach of any representation or warranty of Parent or Merger Sub, or any such representation or warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of Parent or Merger Sub hereunder, such that a condition in Section 7.03(a) or Section 7.03(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied; or

(d) by Parent:

(i) if (A) there shall have been a Company Recommendation Change; (B) the Company fails to include the Company Recommendation in the Proxy Statement; (C) the Company Board (or any committee thereof) shall have (x) publicly recommended or approved any Acquisition Proposal or (y) failed to reject (and, if requested by Parent, publicly recommend against) any Acquisition Proposal within ten Business Days after the Company Board (or any committee thereof) becomes aware of such Acquisition Proposal; (D) a tender or exchange offer relating to equity securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board (or any committee thereof) recommends rejection of such tender or exchange offer; (E) the Company shall have materially breached any of its obligations under Section 6.06 or Section 6.10; or (F) the Company Board fails to reaffirm the Company Recommendation within three Business Days after Parent requests that such recommendation be reaffirmed; or

(ii) if there shall have been any breach of any representation or warranty of the Company, or any such representation or warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 7.02(a) or Section 7.02(b) would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied.

The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.01, specifying with reasonable particularity the basis for its termination and the provision or provisions hereof pursuant to which termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or representatives, whether prior to or after the execution of this Agreement.

Section 8.02 Company Termination Fee.

(a) If this Agreement is terminated (i) pursuant to Section 8.01(c)(i) or Section 8.01(d)(i) or (ii) pursuant to Section 8.01(b)(ii), Section 8.01(b)(iii) or Section 8.01(d)(ii), the Company shall pay Parent or its designee the Company Termination Fee by wire transfer of immediately available funds (x) in the case of any termination pursuant to clause (i) above, prior to or contemporaneous with such termination, and (y) in the case of any termination pursuant to clause (ii) above, only if (A) prior to such termination but after the date hereof, an Acquisition Proposal is made known to the Company or publicly announced by any Person (other than Parent, Merger Sub or their respective Affiliates) and (B) an Acquisition Proposal is consummated or the Company enters into an acquisition agreement for, or the Company Board (or any committee thereof) recommends to Shareholders, an Acquisition Proposal with any Person, in any case, within 12 months following such termination, in which case such payment shall be made prior to or contemporaneous with the consummation of, or entering into an acquisition agreement for, an Acquisition Proposal, provided that for purposes of this clause (B), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%.” For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(b) As used herein, “Company Termination Fee” shall mean a cash amount equal to $9,150,000 except that in the event that this Agreement is terminated by the Company pursuant to Section 8.01(c)(i) and the Company (i) prior to the No-Shop Period Start Date, simultaneously enters into a definitive agreement with respect to a Superior Proposal or (ii) on or following the No-Shop Period Start Date but prior to the Excluded Party End Date, enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal, then the Company Termination Fee shall mean a cash amount equal to $5,050,000.

(c) In the event that this Agreement is terminated pursuant to Section 8.01(c)(i) or Section 8.01(d)(i), the Company shall reimburse Parent or its designee for the documented reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby (“Deal Expenses”) up to an aggregate amount of $2,750,000, by wire transfer of immediately available funds not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses, and such reimbursed expenses will be in addition to the amount of the Company Termination Fee. In the event that this Agreement is terminated pursuant to Section 8.01(b)(ii), Section 8.01(b)(iii) or Section 8.01(d)(ii), the Company shall reimburse Parent or its designee for Deal Expenses up to an aggregate amount of $2,750,000, by wire transfer of immediately available funds not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses, and such reimbursed expenses will be in addition to the amount of any Company Termination Fee; provided, however that such expenses shall not be payable by the Company until such time as the Company Termination Fee is payable. In the event that this Agreement is terminated pursuant to Section 8.01(b)(ii), the Company shall reimburse Parent or its designee for any Deal Expenses up to an aggregate amount of $1,000,000 not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail such Deal Expenses, provided that any amounts paid by the Company to Parent pursuant to this sentence shall reduce on a dollar-for-dollar basis any Company Termination Fee that becomes due and payable pursuant to Section 8.02(a). The parties acknowledge that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.02(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.02, Parent would not have entered into this Agreement. If the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such amounts at the prime lending rate prevailing on the date that such payment was required to be made, as published in The Wall Street Journal, from the date that such amounts were required to be paid until the date actually received by Parent.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become null and void and have no further force or effect, and none of Parent, Merger Sub, the Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (a) Section 6.01(a), Section 6.16(d), Article VIII and Article IX shall survive any termination of this Agreement, and (b) neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of fraud or its intentional breach of this Agreement; provided, further, however, that receipt of the Company Termination Fee and to the extent applicable, Deal Expenses, as provided herein shall be the sole and exclusive remedy of Parent and Merger Sub under circumstances where the Company Termination Fee is payable and is actually paid by the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) on the next Business Day after delivery to a nationally recognized overnight courier service, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient (if not, then on the next Business Day), or (iv) five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

(a) In the case of Parent or Merger Sub:

API Technologies Corp.

4705 S. Apopka Vineland Road

Suite 210

Orlando, FL 32819

Attn: Brian Kahn, Chairman and Chief Executive Officer

Facsimile: (208) 728-8007

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn: Bradley L. Finkelstein

Facsimile: (650) 493-6811

(b) In the case of the Company:

Spectrum Control, Inc.

8031 Avonia Road

Fairview, PA 16415

Attn: Richard A. Southworth, President and Chief Executive Officer

Facsimile: (814) 474-2208

with a copy to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, NY 14202

Attn: Robert Fleming, Jr.

Facsimile: (716) 849-0349

Section 9.02 Non-survival of Representations, Warranties, Covenants or Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of the breach of such representations, warranties, covenants or agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.03 Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated.

Section 9.04 Entire Agreement. This Agreement, together with the Exhibits and Schedules annexed hereto, constitutes the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties.

Section 9.05 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary; provided, however, that any such assignment shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (i) the rights of the holders of Company Common Stock and Optionholders to receive the Merger Consideration or the Option Consideration, as applicable, at the Effective Time, as set forth in Section 3.01 and (ii) as otherwise specifically provided in Section 6.09, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, the Financing Sources and the Financing Sources Related Parties shall be express third party beneficiaries of Section 6.16(f) and Section 9.06.

Section 9.06 Governing Law; Submission to Jurisdiction. Except to the extent that the laws of the State of Pennsylvania (i) are mandatorily applicable to the Merger or (ii) govern the fiduciary duties of the Company Board, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and each of the parties hereby waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason; (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in such courts. Nothing in this Agreement shall effect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

Section 9.08 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event that such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 9.09 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that Company, Parent and Merger Sub shall be entitled to specific performance of the terms and provisions hereof (including the obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, Parent or Merger Sub, in addition to any other remedy at law or equity. The Company, Parent and Merger Sub each hereby waive (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In addition, notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach or wrongful repudiation of this Agreement by Parent or Merger Sub, the actual damages incurred by the Company for purposes of determining damages to the extent available as a remedy to the Company under Section 9.09(c) would include the actual damages incurred by the Shareholders and Optionholders in the event that such Shareholders and Optionholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement, provided that the maximum aggregate liability of Parent and Merger Sub under or in connection with this Agreement and the transactions contemplated hereby shall be limited to the Merger Consideration and in no event shall the Company seek multiple or punitive damages against Parent or Merger Sub, or any recovery, judgment or damages or any kind against Parent or Merger Sub in excess of the Merger Consideration.

(b) The Company hereby agrees that specific performance as provided for in Section 9.09(a) shall be its sole and exclusive remedy with respect to breaches by Parent, Merger Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) and except as provided in Section 6.16(d) and Section 9.09(c), that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent pursuant to this Section 9.09 and has instead granted an award of damages for such alleged breach against Parent, the Company may enforce such award and accept damages for such alleged breach only if, within 14 days following such determination, the Company confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and Parent is not willing to consummate the Merger within such 14-day period in accordance with the terms and conditions of this Agreement. In addition, the Company agrees to cause any legal proceeding still proceeding to be dismissed with prejudice at such time as Parent consummates the Merger in accordance with Article III of this Agreement or is otherwise willing to do so.

Section 9.10 Captions. The table of contents, headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.11 Certain References. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “herein,” “hereof” or “hereunder” or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement. All references herein to “days” in this Agreement (excluding references to Business Days) are references to calendar days. Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. Any reference to any statute or regulation refers to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statue) and any reference to any section of any statute or regulation includes any successor to the section. References to “$” are to U.S. dollars. Unless the context requires otherwise, references to a “group” are to a group as defined in Section 13(d) of the Exchange Act.

Section 9.12 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 9.13 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Required Vote, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the Shareholders, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Shareholders without such approval.

Section 9.14 Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The parties have participated jointly in negotiating and drafting this Agreement.

Section 9.15 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any instrument delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants, or conditions contained herein. Any agreement on the party of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy power or privilege hereunder.

Section 9.16 No Limitation. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and agreements in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and agreement in this Agreement shall be given full, separate and independent effect and nothing set forth in any provision in this Agreement shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Section 9.17 Delivery. For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “made available to Parent” and similar expressions shall mean that the Company has (a) filed such materials with the SEC prior to the date of this Agreement; (b) posted such materials to the electronic data room maintained by the Company at https://datasite.merrillcorp.com as in effect no later than four hours prior to the execution of this Agreement and has given Parent and its representatives access to the materials so posted; (c) set forth such materials in the Company Disclosure Schedule; (d) otherwise delivered a written or electronic copy to Parent no later than four hours prior to the execution of this Agreement; or (e) expressly made such materials available to Parent and its representatives at one of the Company Owned Facilities or Company Leased Facilities and has given (or offered to give) Parent and its representatives access thereto. It is acknowledged and agreed that certain of such materials provided to Parent and its representatives in accordance with this Section 9.17 may contain immaterial differences from the original of such materials.

[Execution page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

API TECHNOLOGIES CORP.

By:	/s/ Brian Kahn
	Name:	Brian Kahn
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ERIE MERGER CORP.

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

SPECTRUM CONTROL, INC.

By:	/s/ John P. Freeman
	Name:	John P. Freeman
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]